Exhibit 10.4

EXECUTION VERSION

SIXTH AMENDED AND RESTATED

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A., and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A., and

JPMORGAN CHASE BANK, N.A.,

as Joint Book Runners,

BANK OF AMERICA, N.A., and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,

H&E EQUIPMENT SERVICES, INC.,

as Parent and a Borrower,

THE SUBSIDIARIES OF PARENT THAT ARE PARTY HERETO,

as Borrowers

Dated as of February 2, 2023

1.	DEFINITIONS AND CONSTRUCTION.	1
1.1	Definitions	1
1.2	Accounting Terms	63
1.3	Code	64
1.4	Construction	64
1.5	Time References	65
1.6	Schedules and Exhibits	65
1.7	Limited Condition Acquisitions	65
1.8	Divisions	66
1.9	Rates	66
2.	LOANS AND TERMS OF PAYMENT.	66
2.1	Revolving Loans	66
2.2	[Reserved]	67
2.3	Borrowing Procedures and Settlements	67
2.4	Payments; Reductions of Commitments; Prepayments	74
2.5	Promise to Pay; Promissory Notes	78
2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	79
2.7	Crediting Payments	80
2.8	Designated Account	81
2.9	Maintenance of Loan Account; Statements of Obligations	81
2.10	Fees	81
2.11	Letters of Credit	82
2.12	SOFR Option	90
2.13	Capital Requirements	93
2.14	Incremental Facilities	95
2.15	Joint and Several Liability of Borrowers	96
3.	CONDITIONS; TERM OF AGREEMENT.	100
3.1	Conditions Precedent to Sixth Restatement Effective Date	100
3.2	Conditions Precedent to all Extensions of Credit	100
3.3	Maturity	100
3.4	Effect of Maturity	100
3.5	Early Termination by Borrowers	100
3.6	Post-Closing Covenants	101

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4.	REPRESENTATIONS AND WARRANTIES.	101
4.1	Due Organization and Qualification; Restricted Subsidiaries	101
4.2	Due Authorization; No Conflict	102
4.3	Governmental Consents	102
4.4	Binding Obligations; Perfected Liens	102
4.5	Title to Assets; No Encumbrances	103
4.6	Litigation	103
4.7	Compliance with Laws	103
4.8	No Material Adverse Effect	103
4.9	Solvency	104
4.10	Employee Benefits	104
4.11	Environmental Condition	104
4.12	Complete Disclosure	105
4.13	Patriot Act	105
4.14	[Reserved]	105
4.15	Payment of Taxes	105
4.16	Margin Stock	106
4.17	Governmental Regulation	106
4.18	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	106
4.19	Employee and Labor Matters	106
4.20	[Reserved]	107
4.21	Leases	107
4.22	Eligible Accounts	107
4.23	Eligible Inventory	107
4.24	Eligible Rolling Stock	107
4.25	Location of Inventory and Rolling Stock	107
4.26	Inventory Records	108
4.27	[Reserved]	108
4.28	[Reserved]	108
4.29	Immaterial Subsidiaries	108
4.30	Hedge Agreements	108
4.31	Insurance	108
5.	AFFIRMATIVE COVENANTS.	108
5.1	Financial Statements, Reports, Certificates	108

5.2	Reporting	108
5.3	Existence	108
5.4	Maintenance of Properties	109
5.5	Taxes	109
5.6	Insurance	109
5.7	Inspection	109
5.8	Compliance with Laws	110
5.9	Environmental	110
5.10	Disclosure Updates	111
5.11	Formation of Subsidiaries	111
5.12	Further Assurances	112
5.13	Lender Meetings	112
5.14	Compliance with ERISA and the IRC	112
5.15	Location of Inventory and Rolling Stock; Chief Executive Office	113
5.16	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	113
5.17	Floor Plan and Off Balance Sheet Equipment Inventory	114
5.18	Designation of Subsidiaries	114
6.	NEGATIVE COVENANTS.	114
6.1	Indebtedness	114
6.2	Liens	114
6.3	Restrictions on Fundamental Changes	114
6.4	Disposal of Assets	115
6.5	Nature of Business	115
6.6	Prepayments and Amendments	115
6.7	Restricted Payments	116
6.8	Accounting Methods	116
6.9	Investments	117
6.10	Transactions with Affiliates	117
6.11	Use of Proceeds	117
6.12	Limitation on Issuance of Equity Interests	118
6.13	[Reserved]	118
6.14	[Reserved]	118
6.15	Immaterial Subsidiaries	118
6.16	Employee Benefits	118

7.	FINANCIAL COVENANTS.	118
8.	EVENTS OF DEFAULT.	118
8.1	Payments	119
8.2	Covenants	119
8.3	Judgments	119
8.4	Voluntary Bankruptcy, etc	120
8.5	Involuntary Bankruptcy, etc	120
8.6	Default Under Other Agreements	120
8.7	Representations, etc	120
8.8	Guaranty	120
8.9	Security Documents	120
8.10	Loan Documents	121
8.11	Change of Control	121
8.12	ERISA	121
9.	RIGHTS AND REMEDIES.	121
9.1	Rights and Remedies	121
9.2	Remedies Cumulative	122
10.	WAIVERS; INDEMNIFICATION.	122
10.1	Demand; Protest; Etc	122
10.2	The Lender Group’s Liability for Collateral	122
10.3	Indemnification	122
11.	NOTICES.	123
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.	124
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	127
13.1	Assignments and Participations	127
13.2	Successors	130
14.	AMENDMENTS; WAIVERS.	130
14.1	Amendments and Waivers	130
14.2	Replacement of Certain Lenders	132
14.3	No Waivers; Cumulative Remedies	133
15.	AGENT; THE LENDER GROUP.	133
15.1	Appointment and Authorization of Agent	133
15.2	Delegation of Duties	134
15.3	Liability of Agent	134

15.4	Reliance by Agent	135
15.5	Notice of Default or Event of Default	135
15.6	Credit Decision	135
15.7	Costs and Expenses; Indemnification	136
15.8	Agent in Individual Capacity	136
15.9	Successor Agent	137
15.10	Lender in Individual Capacity	137
15.11	Collateral Matters	137
15.12	Restrictions on Actions by Lenders; Sharing of Payments	139
15.13	Agency for Perfection	139
15.14	Payments by Agent to the Lenders	140
15.15	Concerning the Collateral and Related Loan Documents	140
15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	140
15.17	Several Obligations; No Liability	141
15.18	Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents	141
16.	WITHHOLDING TAXES.	141
16.1	Payments	141
16.2	Exemptions	142
16.3	Reductions	144
16.4	Refunds	144
16.5	Designation of a Different Lending Office	145
17.	GENERAL PROVISIONS.	145
17.1	Effectiveness	145
17.2	Section Headings	145
17.3	Interpretation	145
17.4	Severability of Provisions	145
17.5	Bank Product Providers	145
17.6	Debtor-Creditor Relationship	146
17.7	Counterparts; Electronic Execution	146
17.8	Revival and Reinstatement of Obligations; Certain Waivers	146
17.9	Confidentiality	147
17.10	Survival	148
17.11	Patriot Act; Certain Additional Due Diligence	149
17.12	Integration	149

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17.13	Parent as Agent for Borrowers	149
17.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	150
17.15	Amendment and Restatement; Matters Pertaining to Converting Borrowers	150
17.16	Certain ERISA Matters	151
17.17	Acknowledgment Regarding Any Supported QFCs	152
17.18	Erroneous Payments	153

EXHIBITS AND SCHEDULES

Exhibit A-1 Form of Assignment and Acceptance

Exhibit B-1 Form of Borrowing Base Certificate

Exhibit B-2 Form of Bank Product Provider Agreement

Exhibit C-1 Form of Compliance Certificate

Exhibit J-1 Form of Joinder

Exhibit L-1 Form of SOFR Notice

Exhibit P-1 Form of Perfection Certificate

Exhibit P-2 Form of Vendor Intercreditor Agreement (Floor Plan Financing)

Exhibit P-3 Form of Vendor Intercreditor Agreement (Off Balance Sheet Financing)

Exhibit S-1 Form of Solvency Certificate

Schedule A-1 Agent’s Account

Schedule A-2 Authorized Persons

Schedule C-1 Commitments

Schedule D-1 Designated Account

Schedule P-1 Permitted Investments

Schedule P-2 Permitted Liens

Schedule 3.1 Conditions Precedent

Schedule 3.6 Post-Closing Covenants

Schedule 4.1(b) Capitalization of Parent’s Subsidiaries

Schedule 4.1(d) Subscriptions, Options, Warrants, Calls

Schedule 4.6(b) Litigation

Schedule 4.10 Employee Benefits

Schedule 4.11 Environmental Matters

Schedule 4.14 Permitted Indebtedness

Schedule 4.23 Titled Vehicles

Schedule 4.31 Insurance Policies

Schedule 5.1 Financial Statements, Reports, Certificates

Schedule 5.2 Collateral Reporting

Schedule 5.15 Location of Inventory and Rolling Stock

Schedule 6.10 Transactions with Affiliates

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, is entered into as of February 2, 2023, by and among:

(A) the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender,” as that term is hereinafter further defined);

(B) WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”);

(C) WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., and JPMORGAN CHASE BANK, N.A., as joint lead arrangers (in such capacities, together with their respective successors and assigns in such capacities, the “Joint Lead Arrangers”);

(D) WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., and JPMORGAN CHASE BANK, N.A., as joint book runners (in such capacities, together with their respective successors and assigns in such capacity, the “Joint Book Runners”);

(E) BANK OF AMERICA, N.A., and JPMORGAN CHASE BANK, N.A., as co-syndication agents (in such capacities, together with their respective successors and assigns in such capacities, the “Co-Syndication Agents”);

(F) H&E EQUIPMENT SERVICES, INC., a Delaware corporation (“Parent”); and

(G) the Subsidiaries of Parent which hereafter become parties hereto as “Borrowers” in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (Parent, together with each such Subsidiary of Parent, each, a “Borrower” and, collectively and jointly and severally, the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“2028 Senior Notes Indenture” means that certain Indenture dated as of December 14, 2020, by and among Parent, the guarantors from time to time party thereto and the 2028 Senior Notes Trustee, as trustee, which relates to the 2028 Senior Notes, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“2028 Senior Notes Trustee” means The Bank of New York Mellon Trust Company, N.A., a national banking association, together with its successors and assigns.

“2028 Senior Notes” means Parent’s (a) $1,250,000,000 aggregate principal amount of 3-7/8% senior unsecured notes due 2028 issued pursuant to the 2028 Senior Notes Indenture and (b) all other senior unsecured notes issued pursuant to the 2028 Senior Notes Indenture.

“Acceptable Appraisal” means, with respect to an appraisal of Inventory or Rolling Stock the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent’s Permitted Discretion.

“Account” means an account (as that term is defined in the Code). Account also means any right to receive payment arising from the lease or rental of Inventory.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Change” means any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Restricted Subsidiaries in a Permitted Acquisition or Permitted Investment; provided, that (a) such Indebtedness is either purchase money Indebtedness or a Capital Lease or mortgage financing with respect to Real Property, (b) such Indebtedness was in existence before the date of such Permitted Acquisition or Permitted Investment, (c) such Indebtedness was not incurred in connection with, or in contemplation of, such Permitted Acquisition or Permitted Investment, and (d) no Person is obligated with respect to such Indebtedness other than those Persons who were obligors with respect to such Indebtedness immediately before the consummation of such Permitted Acquisition or Permitted Investment.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Restricted Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of this Agreement.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent Assignee” has the meaning specified therefor in Section 17.18 of this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.

“Agreement” means this Sixth Amended and Restated Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of Borrowers for the most recently completed calendar quarter; provided, that for the period from (and including) the Sixth Restatement Effective Date through and including the last day of the first full calendar quarter following the calendar quarter in which the Sixth Restatement Effective Date occurs, the Applicable Margin shall be set at the margin in the row styled “Level I”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Level	Average Availability	Applicable Margin for Base Rate Loans (the “Base Rate Margin”)	Applicable Margin for SOFR Loans (the “SOFR Margin”)
I	Greater than 66 -2/3% of the Maximum Revolver Amount	0.25%	1.25%
II	Less than or equal to 66 - 2/3% of the Maximum Revolver Amount and greater than 33 - 1/3% of the Maximum Revolver Amount	0.50%	1.50%
III	Less than or equal to 33 - 1/3% of the Maximum Revolver Amount	0.75%	1.75%

The Applicable Margin shall be re-determined as of the first day of each calendar quarter.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed calendar quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Sixth Restatement Effective Date through and including the last day of the first full calendar quarter following the calendar quarter in which the Sixth Restatement Effective Date occurs, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	Greater than 50% of the Maximum Revolver Amount	0.25%
II	Less than or equal to 50% of the Maximum Revolver Amount	0.375%

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each calendar quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date (other than any contingent indemnity or expense reimbursement obligations for which no claim has been made), or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Officer” means, as to any Person, the chief executive officer, chief financial officer, chief operating officer, president, executive vice president, vice president, secretary, treasurer, controller or assistant controller or any member, manager, or partner of such Person.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a ) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $250,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement.

“Average Availability” means, with respect to any period, the quotient of (a) the sum of the aggregate amount of Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by (b) the number of days in such period.

“Average Revolver Usage” means, with respect to any period, the quotient of (a) the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by (b) the number of days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Restricted Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)); (b) payment card processing services; (c) debit cards; (d) stored value cards; (e) Cash Management Services; and (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by any Loan Party or any of its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Restricted Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Sixth Restatement Effective Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Sixth Restatement Effective Date, or (b) on or prior to the date that is ten days after the provision of such Bank Product to a Loan Party or its Restricted Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Sixth Restatement Effective Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, or otherwise in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent in its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Loan Party and its Restricted Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or (other than for purposes of the definition of “Change of Control”) any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Loan Parties’ Eligible Accounts, plus

(b) 100% of the Net Book Value of Loan Parties’ new Eligible Equipment Inventory held for sale, plus

(c) 50% of the Net Book Value of Loan Parties’ used Eligible Equipment Inventory held for sale, plus

(d) 50% of the Net Book Value of Loan Parties’ Eligible Parts and Tools Inventory, plus

(e) 50% of the Net Book Value of Loan Parties’ Eligible Rolling Stock, plus

(f) the lesser of (i) 100% of Loan Parties’ Net Book Value of Eligible Equipment Inventory held for lease to third parties or being leased to third parties and (ii) 85% of the NOLV of Loan Parties’ Eligible Equipment Inventory held for lease to third parties or being leased to third parties, less

(g) the aggregate amount of Reserves, if any, established against the Borrowing Base by Agent from time to time under Section 2.1(c) of this Agreement.

“Borrowing Base Assets” means Accounts, Equipment Inventory, Parts and Tools Inventory, and Rolling Stock, together with any other types of assets or properties that are from time to time included in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to this Agreement (or such other form which is acceptable to Agent in its Permitted Discretion).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Restricted Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, and (c) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).

“Capital Lease” means a lease that is required to be classified and accounted for as a capital lease or a finance lease in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be classified and accounted for as capital leases or finance leases in accordance with GAAP.

“Cash Dominion Event” means the occurrence of (a) any Specified Event of Default or (b) Excess Availability being less than 15% of the Maximum Revolver Amount.

“Cash Dominion Period” means each period (a) commencing with the occurrence of a Cash Dominion Event and (b) ending on the first date thereafter on which (i) no Specified Event of Default exists and (ii) Excess Availability has been greater than 15% of the Maximum Revolver Amount for 60 consecutive days.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the IRC.

“Change in Law” means the occurrence after the Sixth Restatement Effective Date of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) any Person or two or more Persons acting in concert (other than Permitted Holders or any Related Party of any Permitted Holder), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing more than 50% of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party, or

(c) the occurrence of any “Change of Control” as defined in the 2028 Senior Notes Indenture, or in any other Indebtedness of any of Parent or any Restricted Subsidiary having an outstanding principal balance in excess of $50,000,000.

“Co-Syndication Agents” has the meaning set forth in the preamble to this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of this Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Funded Debt” means, with respect to any Person as of any date of determination and determined on a consolidated basis in accordance with GAAP for such Person and its Restricted Subsidiaries, the sum, without duplication, of (a) the aggregate outstanding principal amount of all Indebtedness for borrowed money, (b) the outstanding principal amount of all obligations evidenced by bonds, debentures, notes or other similar funded debt instruments, (c) the outstanding principal amount of unreimbursed obligations in respect of Letters of Credit (but excluding any undrawn amounts), (d) the outstanding principal component of Capitalized Lease Obligations, (e) all non-contingent obligations to pay the deferred purchase price of assets (including purchases on Open Account, to the extent provided in the definition thereof) payment for which is deferred 12 months or more (but excluding (i) obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 12 months unless being contested in good faith and (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Outs when such obligation becomes fixed in an amount or is required under GAAP to appear in the liabilities section of their balance sheet (in the amount that is so fixed or appearing on such balance sheet from time to time, as the case may be), and (f) guarantee obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Parent or any of its Restricted Subsidiaries.

“Control Agreement” means an account control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Investment Affiliate” means, as to any Person, any other Person which (a) directly or indirectly is controlled by such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies (but is not a portfolio company).

“Converting Borrowers” means each of Greater Northern Equipment, Inc., a Montana corporation, H&E Equipment Services (California), LLC, a Delaware limited liability company, and H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation, each in its capacity as a “Borrower” under and as defined in the Existing Credit Agreement.

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of Parent most recently ended before a Covenant Trigger Event for which Parent is required to deliver to Agent monthly, quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has equaled or exceeded 10% of the Maximum Revolver Amount for 60 consecutive days.

“Covenant Trigger Event” means if at any time Excess Availability is less than 10% of the Maximum Revolver Amount.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.17 of this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, each Issuing Bank, and each Lender.

“Defaulting Lender Rate” means (a) for the first three days from and after the date the relevant payment is due, the Base Rate and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Disqualified Institution” means, on any date, (a) those Persons who are direct competitors of the Borrowers identified from time to time in writing by Administrative Borrower to Agent and the Lenders (including by posting such notice on the Platform) not less than three Business Days before such date; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Parent or any of its Restricted Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition, and (b) Affiliates of any such persons referred above that are either (i) identified from time to time in writing by Administrative Borrower to Agent and the Lenders (including by posting such notice on the Platform) or (ii) clearly identifiable as an Affiliate of such persons on the basis of such Affiliate’s name (other than, in the case of this clause (ii), Affiliates that are bona fide debt funds); provided, that (x) no designation of any Person as a Disqualified Institution shall retroactively disqualify any assignments or participations made to, or information provided to, such Person before it was designated as a Disqualified Institution, and such Person shall not be deemed to be a Disqualified Institution in respect of any assignments or participations made to such Person prior to the date of such designation and (y) no Person may be designated as a Disqualified Institution during the existence of any Event of Default.

“Disregarded Domestic Person” means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“Earn-Outs” means unsecured liabilities of a Loan Party or Restricted Subsidiary arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any fiscal period, without duplication, an amount equal to:

(a)
consolidated net income for such period determined in accordance with GAAP; minus
(b)
the sum of:
(i)
any benefit for income taxes;
(ii)
interest income;
(iii)
gain from extraordinary items for such period;
(iv)
the amount of any non-controlling interest income consisting of losses attributed to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiaries to the extent included in consolidated net income (or loss) and not received in cash by Parent or a wholly owned Restricted Subsidiary;
(v)
any other gains (excluding gains arising from the sale, exchange or other disposition of Equipment Inventory) that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication; and
(vi)
the amount of all gains from discontinued operations (determined in accordance with GAAP) and divested Investment; plus
(c)
the sum of:

(i) total consolidated tax expenses, including taxes based on income, profits or capital, and federal, state, local, value-added, land, border, sales, franchise and similar taxes and foreign withholding taxes, paid or accrued during such period, including penalties and interest related to such taxes or arising from any tax examinations;

(ii) Interest Expense;

(iii) loss from extraordinary items for such period;

(iv) the amount of non-cash charges (including depreciation and amortization) for such period;

(v) any fees, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with any Permitted Acquisition, Permitted Investment, Permitted Disposition, the incurrence or repayment or refinancing of Permitted Indebtedness or issuance of Equity Interests not in the ordinary course of business of the Loan Parties, and any other transaction permitted hereunder (in each case, whether or not consummated); provided such amounts do not exceed $10,000,000 in the aggregate during any 12 fiscal month period;

(vi) any fees, costs, charges or expenses (A) related to or arising in connection with the consummation of the transactions contemplated hereby, or (B) under or in connection with the Loan Documents or the 2028 Senior Notes (including the offering, issuance, repayment, and redemption thereof and the payment of any premium in connection therewith and any waiver, amendment, supplementation, or other modification (or proposed waiver, amendment, supplementation or other modification) thereto)) (or any amortization of such fees, costs, or expenses during such period);

(vii) any after-tax effect of extraordinary, non-recurring or unusual losses, charges or expenses, provided that the aggregate amount of all such items, together with any add-backs described in clauses (viii) and (xi) below, shall not exceed 20% of EBITDA (calculated prior to giving effect to the add-backs under this clause (vii) or clauses (viii) and (xi) below) for any 12 fiscal month period;

(viii) good faith pro forma adjustments arising out of cost savings initiatives or synergies attributable to the combination of operations resulting from any Permitted Acquisition, Permitted Disposition, and/or the implementation of any restructuring or operational improvement initiative or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary with the operations of Parent and its Restricted Subsidiaries, in each case being given pro forma effect that (i) have been realized or (ii) will be taken, are committed to be taken or expected to be taken and are supportable and quantifiable (as determined by the chief financial officer or similar officer of Parent) and expected to be realized within the 12 fiscal months immediately following the date of such Permitted Acquisition, Permitted Disposition, initiative, or redesignation, provided that the aggregate amount of all such items, together with any add-backs described in clause (vii) above and clause (xi) below, shall not exceed 20% of EBITDA (calculated prior to giving effect to the add-backs under this clause (viii) or clause (vii) above or clause (xi) below) for any twelve month fiscal period;

(ix) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Equity Interests, in each case, to the extent included in the calculation of consolidated net income for such period in accordance with GAAP, but without duplication;

(x) [reserved];

(xi) the amount of any restructuring charges, integration charges and business optimization expenses, recruiting fees and other one-time expenses and systems and infrastructure costs, stay bonuses, severance, relocation and retention bonuses and any other cash expenses associated with restructuring or closing facilities or operations (including transaction expenses incurred in connection with the foregoing); provided that the aggregate amount of all such items, together with any add-backs described in clauses (vii) and (viii) above, shall not exceed 20% of EBITDA (calculated prior to giving effect to the add-backs under this clause (xi) or clauses (vii) and (vii) above) for any twelve month fiscal period;

(xii) [reserved];

(xiii) fees, costs and expenses (A) that have been or, without duplication, required to be (and, within 270 days after the end of such period, are actually) reimbursed by third parties (pursuant to indemnity, escrow or otherwise) (including, without limitation, expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance) and (B) incurred with respect to liability or casualty events or business interruption (to the extent covered by insurance) and, without duplication, cash proceeds of business interruption insurance received by Parent or any Restricted Subsidiary;

(xiv) the aggregate amount of fees, costs and expenses incurred, and cash payments made, in connection with any litigation or claim involving Parent or any of its Restricted Subsidiaries not in the ordinary course of business, including any settlement thereof; and

(xv) the amount of all losses and expenses from (or incurred in connection with) discontinued operations (determined in accordance with GAAP) and divested Investments.

For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person (without duplication):

(1) the income (or deficit) of any Person that is not a wholly owned Restricted Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, except, in each case, to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Parent or a Restricted Subsidiary during the applicable period;

(2) the undistributed earnings of any Restricted Subsidiary of such Person to the extent that a distribution of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or equity holders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived;

(3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

(4) any write up or write-down of any asset (excluding any write-down related to any Accounts and Parts and Tools Inventory and Equipment Inventory);

(5) any net gain from the collection of the proceeds of life insurance policies;

(6) any net gain or net loss arising from the acquisition or disposition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person;

(7) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets;

(8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary. For the purposes of calculating EBITDA for any period of twelve consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and on or after the Sixth Restatement Effective Date), any Loan Party or any of its Restricted Subsidiaries shall have designated a Restricted Subsidiary as an Unrestricted Subsidiary, EBITDA for such Reference Period shall be excluded therefrom

(including the portion thereof occurring prior to such designation) on a pro forma basis (determined in a manner acceptable to Agent) as if designation occurred on the first day of such Reference Period; and

(9) the amount of all gains from discontinued operations (determined in accordance with GAAP) and divested Investments.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts which are created by a Loan Party in the ordinary course of its business, arise out of such Loan Party’s renting, leasing, or sale of Equipment Inventory and Parts and Tools Inventory, comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Loan Parties’ business or assets of which Agent becomes aware after the Sixth Restatement Effective Date (including any field examination performed by (or on behalf of) Agent from time to time after the Sixth Restatement Effective Date) which is inconsistent in any material respect with any information which was actually known by Agent on or prior to the Sixth Restatement Effective Date; further provided that Agent may not revise such criteria if such revision does or would tend to increase Availability (excluding any revision which constitutes the elimination of any earlier revision which did reduce or tended to reduce Availability), except with the consent of the Supermajority Lenders; further provided that Agent shall provide Administrative Borrower with not less than three Business Days’ prior written notice of such revised criteria. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a) Accounts arising from the sale of Goods or services that the Account Debtor has failed to pay within 90 days after its original invoice date or 60 days after its due date,

(b) Accounts arising from the renting or leasing of Equipment Inventory to an Account Debtor, if such Account Debtor is in default of any obligation to make payment thereunder or any other default exists under the rental or leasing agreement related thereto,

(c) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(d) Accounts arising from the sale of Goods which have selling terms of more than 30 days,

(e) Accounts arising from the renting or leasing of Equipment Inventory which are not due within 90 days of the applicable date of determination,

(f) Accounts with respect to which the Account Debtor is an Affiliate of any Loan Party or an employee or agent of any Loan Party or any Affiliate of any Loan Party,

(g) Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are “C.O.D.,” cash on delivery or other similar terms,

(h) Accounts that are not payable in Dollars,

(i) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada or any of their respective states, provinces or territories, or (ii) is not organized under the laws of the United States or Canada or any state, province or territory of the United States or Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (other than Canada, to the extent otherwise provided in this definition), unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(j) Accounts with respect to which the Account Debtor is either (i) the United States or the Canadian government or any department, agency, or instrumentality of the United States or the Canadian government, as applicable (exclusive, however, of Accounts with respect to which Loan Parties have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727 or any Canadian equivalent thereof, as applicable) or (ii) any state, territory, possession, or province of the United States, Canada, or any other Governmental Authority; provided, so long as no Default or Event of Default shall have occurred and be continuing, Accounts described in this clause and identified to the Agent pursuant to Section 5.10 shall be deemed Eligible Accounts to the extent such Accounts in the aggregate outstanding at any time do not exceed $1,500,000 and otherwise meet the eligibility criteria set forth in this definition,

(k) Accounts with respect to which the Account Debtor is a creditor of a Loan Party or any Subsidiary, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(l) Accounts with respect to an Account Debtor whose Eligible Accounts owing to Loan Parties exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(m) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(n) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(o) (i) Accounts that are not subject to a valid and perfected first priority Agent’s Lien (other than Permitted Liens arising by the operation of law) and (ii) any Account to the extent it is subject to any right, claim, security interest or other interest of any Person (other than Permitted Liens); provided, however, that Accounts arising from the renting, leasing, or sale of any Floor Plan Inventory or Off Balance Sheet Inventory shall, in Agent’s Permitted Discretion, be ineligible unless such Account is subject to a Vendor Intercreditor Agreement,

(p) Accounts arising from the sale of Goods or services with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(q) Accounts which arise from the lease or rental of Equipment Inventory and are evidenced by Chattel Paper, unless Agent’s Lien on the Chattel Paper related to such Account is, if and to the extent required by the Guaranty and Security Agreement, (i) perfected by possession or by the stamping of notice of Agent’s Lien on such Chattel Paper (if such Chattel Paper is tangible Chattel Paper) or (ii) perfected by control (if such Chattel Paper is electronic Chattel Paper);

(r) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(s) Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services, or (ii) that represent credit card sales,

(t) Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion; provided, that Agent shall use commercially reasonable efforts to complete such field examination on or prior to the closing date of such transaction or event or as soon as practicable thereafter, given the amount of prior notice Agent received in respect thereof and the access to, and accuracy of, information provided to Agent and its agents in conducting such appraisal or field examination,

(u) Accounts which exceed any credit limit established by Agent in its Permitted Discretion, or

(v) Accounts which are otherwise unacceptable to Agent in its Permitted Discretion.

“Eligible Equipment Inventory” means Equipment Inventory of a Loan Party, that complies with each of the representations and warranties respecting Eligible Equipment Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Loan Parties’ business or assets of which Agent becomes aware after the Sixth Restatement Effective Date (including any field examination or appraisal performed or received by Agent from time to time after the Sixth Restatement Effective Date) which is inconsistent in any material respect with any information which was actually known by Agent on or prior to the Sixth Restatement Effective Date; further provided that Agent may not revise such criteria if such revision does or would tend to increase Availability (excluding any revision which constitutes the elimination of any earlier revision which did reduce or tended to reduce Availability), except with the consent of the Supermajority Lenders; further provided that Agent shall provide Administrative Borrower with not less than three Business Days’ prior written notice of such revised criteria. An item of Equipment Inventory shall not be included in Eligible Equipment Inventory if:

(a) a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Equipment Inventory), except for Agent’s Lien and Permitted Liens (provided, however, that if such Equipment Inventory constitutes Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory, then Agent shall have received a Vendor Intercreditor Agreement with respect to such Equipment Inventory or, in its Permitted Discretion, implemented Reserves as contemplated in clause (f) of the definition of “Permitted Liens” or made such Equipment Inventory ineligible hereunder),

(b) it is not held for sale or lease in the ordinary course of a Loan Party’s business;

(c) it is placed on consignment,

(d) (i) except to the extent in the possession of a lessee (or, for a reasonable period of time after any applicable lease has expired, the former lessee under such lease), a mechanic or repairman in the ordinary course of business, or in transit to any of the Persons or locations described in this clause (d), it is not located on premises owned, leased or rented by such Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, set forth in Schedule 5.15 (as such Schedule 5.15 may be amended from time to time as provided in Section 5.15), (ii) it is stored at a leased location in respect of which Agent has requested a Collateral Access Agreement, unless a Collateral Access Agreement has been delivered to Agent or Agent has implemented a Reserve with respect to such location, (iii) it is stored with a bailee or warehouseman unless a Collateral Access Agreement has been received by Agent (or Agent has implemented a Reserve with respect to such bailee or warehouseman), it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises of such bailee or warehouseman, (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location), (v) it is leased to a lessee other than pursuant to a lease of such Equipment Inventory entered into in the ordinary course of business, or (vi) it is not located in (A) any state in the United States, (B) the District of Columbia, (C) Puerto Rico or (D) Canada or any province or territory thereof,

(e) it is stored at a location at which Borrowing Base Assets having an aggregate value of less than $1,000,000 are located,

(f) (i) it is the subject of a document of title, unless such document of title is a negotiable document of title and has been delivered to Agent with all necessary indorsements free and clear of all Liens except for Agent’s Lien and Permitted Liens or (ii) it is “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute (unless Agent has a first priority, perfected Lien under such statute and Agent has possession and custody of such certificate), provided, however, that, with respect to such Equipment Inventory on which Agent’s Lien has not been duly perfected, this clause (ii) shall not apply until but not including the later to occur of (A) the date which is 90 days after the Sixth Restatement Effective Date (or such later date as Agent may agree in its Permitted Discretion) and (B) 90 days after the acquisition of such Equipment Inventory (or such later date as Agent may agree in its Permitted Discretion) for any Equipment Inventory acquired after the Sixth Restatement Effective Date and, in any event, so long as such Equipment Inventory is not otherwise subject to any consensual Lien other than Agent’s Lien,

(g) it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law),

(h) [reserved],

(i) it consists of goods that are obsolete, unsalable, or damaged beyond repair or are slow-moving,

(j) [reserved], or

(k) it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Equipment Inventory is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Equipment Inventory and the completion of a field examination with respect to such Equipment Inventory that is satisfactory to Agent in its Permitted Discretion, provided, that Agent shall use commercially reasonable efforts to complete such Acceptable Appraisal and field examination on or prior to the closing date of such transaction or event or as soon as practicable thereafter, given the amount of prior notice Agent received in respect thereof and the access to, and accuracy of, information provided to Agent and its agents in conducting such appraisal or field examination,

(l) [reserved],

(m) it is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.6, or

(n) it is otherwise unacceptable to Agent in its Permitted Discretion.

“Eligible Parts and Tools Inventory” means Parts and Tools Inventory of a Loan Party, that complies with each of the representations and warranties respecting Eligible Parts and Tools Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Loan Parties’ business or assets of which Agent becomes aware after the Sixth Restatement Effective Date, including any field examination or appraisal performed or received by Agent from time to time after the Sixth Restatement Effective Date which is inconsistent in any material respect with any information which was actually known by Agent on or prior to the Sixth Restatement Effective Date; further provided that Agent may not revise such criteria if such revision does or would tend to increase Availability (excluding any revision which constitutes the elimination of any earlier revision which did reduce or tended to reduce Availability), except with the consent of the Supermajority Lenders; further provided that Agent shall provide Administrative Borrower with not less than three Business Days’ prior written notice of such revision. An item of Parts and Tools Inventory shall not be included in Eligible Parts and Tools Inventory if:

(a) a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Parts and Tools Inventory), except for Agent’s Lien and the Permitted Liens of landlords and bailees and Permitted Liens arising by operation of law,

(b) it is not held for sale or lease in the ordinary course of a Loan Party’s business;

(c) it is placed on consignment,

(d) (i) except to the extent in transit to any of the Persons or locations described in this clause (d), it is not located on premises owned, leased or rented by such Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, and set forth in Schedule 5.15 (as such Schedule 5.15 may be amended from time to time as provided in Section 5.15), (ii) it is stored at a leased location in respect of which Agent has requested a Collateral Access Agreement, unless a Collateral Access Agreement has been delivered to Agent or Agent has implemented a Reserve with respect to such location, (iii) it is stored with a bailee or warehouseman unless a Collateral Access Agreement has been received by Agent (or Agent has implemented a Reserve with respect to such bailee or warehouseman), it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises of such bailee or warehouseman, (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location), (v) it is not located in (A) any state in the United States, (B) the District of Columbia, (C) Puerto Rico or (D) Canada or any province or territory thereof, or (vi) it is located at any location at which Borrowing Base Assets having an aggregate value of less than $1,000,000 are located,

(e) it is the subject of a document of title, unless, in the case of a document of title, such document of title is a negotiable document of title and has been delivered to Agent with all necessary indorsements free and clear of all Liens except for Agent’s Lien and Permitted Liens arising by operation of law,

(f) it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law),

(g) [reserved],

(h) it consists of goods that are obsolete, unsalable, or damaged or are slow-moving,

(i) it consists of display items or packing or shipping materials, manufacturing supplies, or work-in-process or raw materials Inventory, or it consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available,

(j) [reserved],

(k) it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Parts and Tools Inventory is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Parts and Tools Inventory and the completion of a field examination with respect to such Parts and Tools Inventory that is satisfactory to Agent in its Permitted Discretion, provided that Agent shall use commercially reasonable efforts to complete such Acceptable Appraisal and field examination on or prior to the closing date of such transaction or event or as soon as practicable thereafter, given the amount of prior notice Agent received in respect thereof and the access to, and accuracy of, information provided to Agent and its agents in conducting such appraisal or field examination,

(l) an Acceptable Appraisal of such Parts and Tools Inventory has not been completed with respect to any Parts and Tools Inventory of a category that has not previously been subject to an Acceptable Appraisal,

(m) it is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.6, or

(n) it is otherwise unacceptable to Agent in its Permitted Discretion.

“Eligible Rolling Stock” means Rolling Stock of a Loan Party, that complies with each of the representations and warranties respecting Eligible Rolling Stock made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any due diligence information with respect to the Loan Parties’ business or assets of which Agent becomes aware after the Sixth Restatement Effective Date, including any field examination or appraisal performed or received by Agent from time to time after the Sixth Restatement Effective Date which is inconsistent in any material respect with any information which was actually known by Agent on or prior to the Sixth Restatement Effective Date; further provided that Agent may not revise such criteria if such revision does or would tend to increase Availability (excluding any revision which constitutes the elimination of any earlier revision which did reduce or tended to reduce Availability), except with the consent of the Supermajority Lenders; further provided that Agent shall provide Administrative Borrower with not less than three Business Days’ prior written notice of such revised criteria. An item of Rolling Stock shall not be included in Eligible Rolling Stock if:

(a) it is not subject to a valid and perfected first priority Agent’s Lien (subject only to Permitted Liens arising by operation of law),

(b) it is held for sale or lease in the ordinary course of a Loan Party’s business,

(c) a Loan Party does not have good, valid, and marketable title thereto, free and clear of all Liens except for Agent’s Lien and Permitted Liens,

(d) (i) except to the extent in the possession of an employee, a mechanic or repairman in the ordinary course of business, or in transit to any of the locations or Persons described in this clause (d), it is not located on premises owned, leased or rented by such Loan Party, or at a location of any bailee, warehouseman or similar party, in each case, set forth in Schedule 5.15 (as such Schedule 5.15 may be amended from time to time as provided in Section 5.15), (ii) it is stored at a leased location in respect of which Agent has requested a Collateral Access Agreement, unless a Collateral Access Agreement has been delivered to Agent or Agent has implemented a Reserve with respect to such location, (iii) it is stored with a bailee or warehouseman unless a Collateral Access Agreement has been received by Agent (or Agent has implemented a Reserve with respect to such bailee or warehouseman), it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises of such bailee or warehouseman, (iv) it is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent (or Agent has implemented a Reserve with respect to such location), (v) it is in the possession of an employee, except to the extent such employee’s possession thereof is in the ordinary course of business, (vi) it is not located in (A) any state in the United States, (B) the District of Columbia, (C) Puerto Rico or (D) Canada or any province or territory thereof, or (vii) it is anything other than automotive equipment, a trailer, a truck, a forklift, a motor vehicle, or other rolling stock,

(e) it is stored at a location at which Borrowing Base Assets having an aggregate value of less than $1,000,000 are located,

(f) it is “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute (unless Agent has a first priority, perfected Lien under such statute and Agent has possession and custody of such certificate), provided, however, that, with respect to such Rolling Stock on which Agent’s Lien has not been duly perfected, this clause (f) shall not apply until but not including the later to occur of (i) the date which is 60 days after the Sixth Restatement Effective Date (or such later date as Agent may agree in its Permitted Discretion) and (iii) 60 days (or such later date as Agent may agree in its Permitted Discretion) after acquisition of such Rolling Stock for any Rolling Stock acquired after the Sixth Restatement Effective Date.

(g) it is excess, obsolete or damaged,

(h) [reserved],

(i) [reserved],

(j) [reserved],

(k) it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Rolling Stock is owned by a Person that is joined to this Agreement as a Loan Party pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Rolling Stock and the completion of a field examination with respect to such Rolling Stock that is satisfactory to Agent in its Permitted Discretion, provided, that Agent shall use commercially reasonable efforts to complete such Acceptable Appraisal and field examination on or prior to the closing date of such transaction or event or as soon as practicable thereafter, given the amount of prior notice Agent received in respect thereof and the access to, and accuracy of, information provided to Agent and its agents in conducting such appraisal or field examination,

(l) an Acceptable Appraisal of such Rolling Stock has not been completed with respect to any Rolling Stock of a category that has not previously been subject to an Acceptable Appraisal,

(m) it is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.6, or

(n) it is otherwise unacceptable to Agent in its Permitted Discretion.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (a) (x) such bank is acting through a branch or agency located in the United States, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (b) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Parent or any of its Restricted Subsidiaries or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Parent or any of its Restricted Subsidiaries or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or any of its Restricted Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equipment Inventory” means Inventory of any Loan Party consisting of vehicles held for sale or lease to third parties and Inventory of any Loan Party consisting of vehicles while on lease to third parties.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or any of its Subsidiaries under IRC Section 414(o).

“Erroneous Payment” has the meaning specified therefor in Section 17.18 of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.18 of this Agreement.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.18 of this Agreement.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.18 of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8 of this Agreement.

“Excess Availability” means, as of any date of determination, the amount determined by the following:

(a) at all times when Availability is less than 7.50% of the Maximum Revolver Amount (as adjusted for any Reserves against the Maximum Revolver Amount implemented pursuant to Section 2.1(c)), “Excess Availability” shall equal Availability; and

(b) at all other times, “Excess Availability” shall equal the positive amount, if any, by which (i) the Borrowing Base exceeds (ii) the Revolver Usage.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Subsidiary of a Loan Party to the extent that the burden or cost of obtaining a guarantee is excessive in relation to the value afforded thereby as reasonably determined by Borrowers and Agent, (c) any Disregarded Domestic Persons, (d) any Foreign Subsidiary of a Loan Party that is a CFC, (e) any Domestic Subsidiary of a Loan Party that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (f) any not-for-profit Subsidiary or captive insurance Subsidiary, (g) [reserved], (h) any Subsidiary for which such a guarantee would be prohibited or restricted by applicable law (including any requirement to obtain the consent, approval, license or authorization of any Governmental Authority, unless such consent, approval, license or authorization has been obtained), (i) any Subsidiary for which such a guarantee would be prohibited by any enforceable contractual obligation in existence as of the Sixth Restatement Effective Date or, in the case of any Subsidiary acquired after the Sixth Restatement Effective Date, in existence at the time of such acquisition thereof (and not entered into in contemplation of such acquisition); provided, however, that this clause (i) shall not apply to any contractual obligation (A) in the form of such Subsidiary’s Governing Documents; (B) if the other parties to such contractual obligation are Loan Parties or Subsidiaries of a Loan Party; or (C) if consent from the other parties to such contractual obligation has been obtained, (j) any Subsidiary for which such a guarantee would result in material adverse tax consequences as reasonably determined in good faith by Parent in consultation with its tax advisors and reasonably approved by the Agent, (k) any non-wholly owned Subsidiary acquired, formed, or organized after the Sixth Restatement Effective Date pursuant to or in connection with any Investment permitted under this Agreement, and (l) Unrestricted Subsidiaries; provided, however, that no Subsidiary will be an Excluded Subsidiary if it guarantees the Indebtedness of any Loan Party or Restricted Subsidiary or grants any Liens on any of its assets to secure any Indebtedness of any Loan Party or Restricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes and franchise taxes), in each case imposed (A) by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in or (B) as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document) (“Other Connection Taxes”), (ii) United States federal withholding taxes that would not have been imposed but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes imposed on amounts payable to a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except to the extent that, pursuant to Section 16.1 of this Agreement, amounts with respect to such withholding taxes were payable to such Foreign Lender’s assignor immediately before such Foreign Lender became a party to this Agreement (or to such Foreign Lender immediately before such Foreign Lender designated a new lending office), and (iv) any withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of December 22, 2017, as amended by that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of February 1, 2019, as further amended by that certain Second Amendment to Fifth Amended and Restated Credit Agreement dated as of September 14, 2021, and as the same may have been further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, among Parent and the other Borrowers party thereto, the financial institutions party thereto from time to time as lenders and issuing bank, Wells Fargo, as Agent, and the other parties thereto.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain letter dated as of the Sixth Restatement Effective Date from Agent to Parent regarding certain fees payable in connection with this Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“First Amendment Effective Date” means February 1, 2019.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) the sum of (i) EBITDA for such period, minus (ii) all federal, state, and local income taxes paid in cash during such period, minus (iii) Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

For the purposes of calculating the Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Sixth Restatement Effective Date), any Loan Party or any of its Restricted Subsidiaries shall have made a Permitted Acquisition, consummated a Specified Transaction or designated an Unrestricted Subsidiary as a Restricted Subsidiary, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner mutually acceptable to Agent and Parent as if any such Permitted Acquisition, Specified Transaction or designation occurred on the first day of such Reference Period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are paid or required to be paid during such period (excluding, for the avoidance of doubt, payments in respect of the Loans including mandatory prepayments under Section 2.4(e)), and (c) all Restricted Payments paid in cash during such period pursuant to Section 6.7(d); provided, however, that no Restricted Payment made in accordance with Section 6.7(d) shall be included in this clause (c) if Parent shall have demonstrated in writing to Agent’s reasonable satisfaction that the Payment Conditions were or would have been satisfied with respect to such Restricted Payment at the time such Restricted Payment was made.

“Fixtures” means fixtures (as that term is defined in the Code).

“Floor” means a rate of interest equal to 0%.

“Floor Plan Equipment Inventory” means Equipment Inventory which (a) was purchased by any Loan Party or any Restricted Subsidiary in the ordinary course of business with the proceeds of any Floor Plan Financing which (together with any Refinancing Indebtedness in respect thereof) remains outstanding and (b) is subject to any Lien of the type described in clause (f) of the definition of “Permitted Liens.”

“Floor Plan Financing” means any floor plan financing or other indebtedness incurred by any Loan Party or any of its Restricted Subsidiaries (including Indebtedness in respect of Open Accounts) for the purposes of financing all or a portion of the purchase of Equipment Inventory.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any direct or indirect Subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that, any of the foregoing and any other term or provision of this Agreement or the other Loan Documents to the contrary notwithstanding, any obligations related to a lease (whether now or hereafter existing) that would be accounted for by such Person as an operating lease in accordance with GAAP as of the First Amendment Effective Date (whether or not such lease exists as of the First Amendment Effective Date or is thereafter entered into) shall be accounted for as an operating lease (and not as a Capital Lease) for all purposes under this Agreement and the other Loan Documents regardless of any change in GAAP that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Capital Lease.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a “Guarantor” under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Sixth Restatement Effective Date pursuant to Section 5.11 of this Agreement.

“Guaranty and Security Agreement” means that certain Third Amended and Restated Guaranty and Security Agreement dated as of the Sixth Restatement Effective Date by and among each of the Loan Parties and Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,”

“hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or any of its Restricted Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Bank Product Provider that is a party to a Hedge Agreement with Parent or any of its Restricted Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Immaterial Permitted Acquisition” means any Permitted Acquisition, so long as (a) the Purchase Price for such Acquisition is less than $60,000,000, (b) immediately before and after giving effect to such Acquisition, Excess Availability (calculated on a pro forma basis by giving effect to such Acquisition) will equal or exceed 20% of the Maximum Revolver Amount, and (c) before consummating such Acquisition, Parent shall have delivered to Agent a certificate in which Parent certifies to Agent (i) the Purchase Price for such Acquisition, (ii) that such Acquisition is an Immaterial Permitted Acquisition, and (iii) the calculation in the preceding clause (b).

“Immaterial Subsidiary” means each Restricted Subsidiary of a Borrower that is not a Material Subsidiary.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” means the date of the effectiveness of any increased Revolver Commitments and the Maximum Revolver Amount effected pursuant to Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Increased Reporting Period” means each period commencing on any date on which an Event of Default has occurred and is continuing or Excess Availability is less than 10% of the Maximum Revolver Amount and ending on the first date thereafter on which Excess Availability shall have been at least 10% of the Maximum Revolver Amount for 60 consecutive days and no Event of Default exists.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all non-contingent obligations of such Person to pay the deferred purchase price of assets (including purchases on Open Account, to the extent provided in the definition thereof) payment for which is deferred 12 months or more (but excluding (i) obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 12 months unless being contested in good faith and (ii) royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Outs when such obligation becomes fixed in an amount or is required under GAAP to appear in the liabilities section of the balance sheet of such Person (in the amount that is so fixed or appearing on the balance sheet from time to time, as the case may be), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (a) if applicable, the limited amount of such obligations, and (b) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of this Agreement.

“Indemnified Taxes” means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means that certain Amended and Restated Intercompany Subordination Agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party and each of its Restricted Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Interest Expense” means, as to any Person for any period, the aggregate of the interest expense of such Person for such period, determined in accordance with GAAP, whether cash or non-cash, including interest expense with respect to any Indebtedness and interest expense that has been capitalized, but excluding amortization of any original discount attributable to any Indebtedness or warrants and interest paid in-kind, in each case, to the extent otherwise included as interest expense.

“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending one, three, or six months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Adjusted Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one, three, or six months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice.

“Inventory” means inventory (as that term is defined in the Code). Without limiting the generality of the foregoing, “Inventory” includes Parts and Tools Inventory and Equipment Inventory.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by or on behalf of a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo and any other Lender that, at the request of Administrative Borrower and with the consent of Agent (such consent not to be unreasonably withheld, conditioned, or delayed), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.

“Joinder” means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

“Joint Book Runners” has the meaning set forth in the preamble to this Agreement.

“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.

“LCA Election” has the meaning specified therefor in Section 1.7 of this Agreement.

“LCA Test Date” has the meaning specified therefor in Section 1.7 of this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) reasonable and documented costs or expenses (including taxes (other than Taxes that are governed by Section 16) and insurance premiums) required to be paid by any Loan Party or its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, pursuant to the terms of this Agreement, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Loan Party and its Restricted Subsidiaries under and permitted by any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and Phase I Environmental Site Assessments and, if reasonably deemed necessary by Agent, and other environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Restricted Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination and appraisal fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of this Agreement, (h) Agent’s and Lenders’ reasonable, documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party or any of its Restricted Subsidiaries, (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants (including valuation consultants and experts), and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Restricted Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral (provided, that the fees and expenses of counsel that shall constitute Lender Group Expenses shall in any event be limited to (i) one primary outside counsel to the Lender Group taken as a whole, (ii) if reasonably necessary, one local counsel to the Lender Group taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) and (iii) solely in the case of an actual or perceived conflict of interest where the Person affected by such conflict of interest has informed Parent in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of members of the Lender Group similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel).

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority (subject only to Permitted Liens arising by operation of law) perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 103% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent in its Permitted Discretion in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $30,000,000.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease, any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Limited Condition Acquisition” means any Permitted Acquisition the consummation of which is, pursuant to the terms of the definitive acquisition documentation related thereto, subject to “funds certain” conditions or otherwise not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means any Revolving Loan (including, without limitation any Extraordinary Advance) or Swing Loan hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of this Agreement.

“Loan Documents” means this Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, each Vendor Intercreditor Agreement, any Issuer Documents, the Letters of Credit, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Restricted Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

“Loan Party” means any Borrower or any Guarantor.

“M&E” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located and, in any event, including all such Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto. “M&E” does not include any Equipment Inventory, Parts and Tools Inventory, and Fixtures.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial or other condition of Loan Parties and their Restricted Subsidiaries, considered as a whole, (b) the ability of the Loan Parties, considered as a whole, to pay any of the Loans or any of the other

Obligations in accordance with the terms of this Agreement or the other Loan Documents, or (c) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Material Subsidiary” means (a) each Borrower, and (b) each Restricted Subsidiary of Parent that (i) owns at least 2.50% of the consolidated total assets of Parent and its Restricted Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of Parent and its Restricted Subsidiaries, (iii) is the owner of Equity Interests of any Restricted Subsidiary that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Restricted Subsidiaries that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 5% of the consolidated revenues or total assets, as applicable, of Parent and its Restricted Subsidiaries.

“Maturity Date” means February 2, 2028.

“Maximum Revolver Amount” means $750,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement and increased by the amount of any Increase made in accordance with Section 2.14 of this Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Book Value” means book value as determined in accordance with GAAP, lower of cost and market, and after taking into account depreciation and excluding all “freight-in” costs and preparatory costs.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party or any of its Restricted Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (a) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (b) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Restricted Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (a) for adjustments in respect of the purchase price of such assets, (b) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (c) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent, and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of this Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, or the issuance by any Loan Party or any of its Restricted Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Restricted Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Restricted Subsidiaries, and are properly attributable to such transaction.

“NOLV” means, as of any date of determination, with respect to Eligible Equipment Inventory of any Person held for lease to third parties or being leased to third parties, the value of such Eligible Equipment Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Equipment Inventory, net of all associated costs and expenses of such liquidation, as determined based upon the most recent Acceptable Appraisal of Equipment Inventory; provided that if such Acceptable Appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of Eligible Equipment Inventory will be such amount as determined by Agent in its Permitted Discretion.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien with respect to an Employee Benefit Plan, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of

ERISA) with respect to any Pension Plan or Multiemployer Plan or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans for violating Title I of ERISA or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations of any Loan Party shall exclude its Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off Balance Sheet Equipment Inventory” means Equipment Inventory that is being leased by any Loan Party or any Restricted Subsidiary as lessee under an operating lease or “true” lease, and held for sublease by such Loan Party or Restricted Subsidiary to third parties (on an operating lease or “true” lease basis) in the ordinary course of business.

“Open Account” means, in connection with the terms of purchase by a Loan Party or any Restricted Subsidiary of Equipment Inventory from a dealer, that such purchase is made on credit terms, on an unsecured basis, with payment by such Loan Party or Restricted Subsidiary expected to be made within 12 months of the date of purchase. The deferral of the purchase price of Equipment Inventory purchased on Open Account does not constitute Indebtedness unless and until such deferral extends 12 months or more after the date of purchase of such Equipment Inventory.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Other Connection Taxes” has the meaning specified therefor in the definition of Excluded Taxes.

“Other Taxes” means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.

“Parent” has the meaning specified therefor in the preamble to this Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(e) of this Agreement.

“Parts and Tools Inventory” means Inventory of any Loan Party consisting of parts, tools, and supplies.

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of this Agreement.

“Payment Conditions” means, at the time of determination with respect to any Specified Transaction:

(a) no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b) either:

(i) Excess Availability (A) at all times during the 30 consecutive days immediately preceding the date of such Specified Transaction, calculated on a pro forma basis as if such Specified Transaction was consummated on the first day of such period, and (B) immediately after giving effect to the consummation of such Specified Transaction, in each case, is not less than 20% of the Maximum Revolver Amount, or

(ii) both (A) the Fixed Charge Coverage Ratio of the Parent and its Restricted Subsidiaries is equal to or greater than 1.00 to 1.00 as of the last day of the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to

Schedule 5.1 to this Agreement (calculated on a pro forma basis giving effect to such Specified Transaction as if such Specified Transaction had been consummated on the last day of such 12 month period) and (B) Excess Availability (1) at all times during the 30 consecutive days immediately preceding the date of such Specified Transaction, calculated on a pro forma basis as if such Specified Transaction was consummated on the first day of such period, and (2) immediately after giving effect to the consummation of such Specified Transaction, in each case, is not less than 15% of the Maximum Revolver Amount, and

(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“Payment Recipient” has the meaning specified therefor in Section 17.18 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement or such other form acceptable to Agent in its Permitted Discretion.

“Permitted Acquisition” means any Acquisition so long as:

(a) subject to Section 1.7 with respect to Limited Condition Acquisitions, no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and, except for Immaterial Permitted Acquisitions, the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Restricted Subsidiaries as a result of such Acquisition, other than Indebtedness hereunder and Indebtedness permitted under clauses (f) or (g) (or any guaranty of such Indebtedness by any Person acquired in such Acquisition) of the definition of “Permitted Indebtedness” and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Restricted Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Loan Parties and their Restricted Subsidiaries would have been in compliance with the financial covenant(s) in Section 7 of this Agreement for the fiscal month ended immediately before the proposed date of consummation of such proposed Acquisition, regardless of whether such financial covenant(s) are required to be tested for such fiscal month,

(d) Parent has provided Agent with its due diligence package relative to the proposed Acquisition (other than any Immaterial Permitted Acquisition), including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month-by-month basis,

(e) [reserved],

(f) except with respect to an Immaterial Permitted Acquisition, the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA for the 12 consecutive month period most recently ended before the date of the proposed Acquisition,

(g) with respect to (i) any Acquisition other than an Immaterial Permitted Acquisition, Parent has provided Agent with written notice of the proposed Acquisition at least 15 days before the anticipated closing date of the proposed Acquisition and, not later than five days before the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, and (ii) any Immaterial Permitted Acquisition, Parent shall have provided Agent, promptly after consummation of such Acquisition, written notice of such Acquisition and copies of the acquisition agreement and other material documents relative to such Acquisition,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Restricted Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Parent and its Restricted Subsidiaries or a business reasonably related thereto or a reasonable extension thereof,

(i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within one of the United States, the District of Columbia, or Puerto Rico or the Person whose Equity Interests are being acquired is organized one of the United States,

(j) the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Restricted Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of this Agreement, as applicable, and

(k) subject to Section 1.7 with respect to Limited Condition Acquisitions, the Payment Conditions are satisfied with respect to such Acquisition (provided, however, that this clause (k) shall not apply with respect to any Immaterial Permitted Acquisition).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business (other than Eligible Rolling Stock) and leases or subleases of Real Property not useful in the conduct of the business of the Parent and its Restricted Subsidiaries,

(b) sales or leases of Inventory to buyers and lessees in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of Accounts (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets by any Loan Party or its Restricted Subsidiaries to lessees in the ordinary course of business (other than Inventory and Rolling Stock),

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of (i) Parent, (ii) any Loan Party to any other Loan Party, or (iii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary or to Parent,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Restricted Subsidiaries to the extent not economically desirable in the conduct of its business, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (a) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (b) such lapse is not materially adverse to the interests of the Lender Group,

(l) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,

(m) the making of Permitted Investments,

(n) transfers of assets (i) from any Loan Party to another Loan Party, (ii) from any Restricted Subsidiary to a Loan Party, (iii) from any Excluded Subsidiary which is a Domestic Subsidiary to any other Domestic Subsidiary (other than an Unrestricted Subsidiary) or to Parent, and (iv) from any Excluded Subsidiary which is a Foreign Subsidiary to any other Restricted Subsidiary or to Parent,

(o) dispositions of M&E or Real Property to the extent that (i) such property, is exchanged for credit against the purchase price of substantially similar replacement property or (ii) the proceeds of such disposition are applied (within 45 days after such disposition) to the purchase price of substantially similar replacement property; provided, that to the extent the property being disposed of constitutes Collateral, such replacement property shall constitute Collateral and, to the extent the property being disposed of constitutes Eligible Rolling Stock, such replacement property constitutes Eligible Rolling Stock,

(p) the sale, transfer, conveyance or other disposition by Parent or any of its Restricted Subsidiaries of assets that are obsolete or no longer used or useful in such Persons’ business,

(q) the sale, transfer, conveyance or other disposition by Parent or any of its Restricted Subsidiaries of Equipment Inventory that is part of a discontinued line,

(r) the sale, transfer, conveyance, or other disposition by Parent or any of its Restricted Subsidiaries of other M&E and Fixtures having a value not exceeding $10,000,000 in any single transaction or $15,000,000 in the aggregate for all of Parent and its Restricted Subsidiaries in any Fiscal Year,

(s) [reserved],

(t) Permitted Sale Leasebacks,

(u) any sale of Equity Interests issued by (i) an Unrestricted Subsidiary or (ii) Parent so long as such sale does not result in a Change of Control,

(v) the sale or other disposition of a nominal amount of Equity Interests of Parent or any Restricted Subsidiary to qualify members of the Board of Directors, but only to the extent required by applicable law, and

(w) sales or other dispositions of assets not otherwise permitted in clauses (a) through (v) above (other than sales or other dispositions of Accounts in connection with securitization or factoring arrangements, chattel paper, payment intangibles, and assets included in the calculation of the Borrowing Base), so long as (i) no Default or Event of Default has occurred and is continuing or would immediately result therefrom, (ii) each such sale or disposition is in an arm’s-length transaction and the applicable Loan Party or its Restricted Subsidiary receives at least the fair market value of the assets so disposed, (iii) the consideration received by the applicable Loan Party or its Restricted Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such sale or disposition, (iv) the Net Cash Proceeds therefrom are applied as (and to the extent) required by Section 2.4(e)(iii), and (v) the aggregate amount of the cash and non-cash proceeds received from all assets sold or disposed of pursuant to this clause (w) shall not exceed $25,000,000 in any fiscal year of Parent (for this purpose, using the fair market value of property other than cash);

provided, that if, as of any date of determination, sales or dispositions by the Loan Parties or any Restricted Subsidiary (excluding sales and leases of Inventory in the ordinary course of business) during the period of time from the first day of the month in which such date of determination occurs until such date of determination, either individually or in the aggregate, involve $25,000,000 or more of Borrowing Base Assets (based on the fair market value of the assets so disposed as reasonably determined by Administrative Borrower) (the “Threshold Amount”), then Administrative Borrower shall have, prior to consummation of the sale or disposition that causes the assets included in the Borrowing that are disposed of during such period to exceed the Threshold Amount, delivered to Agent an updated Borrowing Base Certificate that reflects (i) the removal of the applicable assets from the Borrowing Base and (ii) that no Overadvance shall result from such sale or disposition.

“Permitted Holder” means (a) Bruce C. Bruckmann, (b) Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., each a Delaware limited partnership, (c) Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation, (d) the Controlled Investment Affiliates of any of the Persons in the foregoing clauses (b) and (c), (e) Mr. John M. Engquist and (f) family partnership trusts or other similar estate planning vehicles of Mr. Engquist.

“Permitted Indebtedness” means:

(a) Indebtedness in respect of the Obligations other than Bank Product Obligations,

(b) Indebtedness as of the Sixth Restatement Effective Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) guarantees which are unsecured or secured only by Permitted Liens and which are incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f) Unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature before the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents before the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and is otherwise on terms and conditions (including economic terms and absence of covenants) reasonably satisfactory to Agent,

(g) Acquired Indebtedness and any Refinancing Indebtedness in respect thereof,

(h) (i) the 2028 Senior Notes and any Refinancing Indebtedness in respect of the same and (ii) any additional senior unsecured notes issued under the 2028 Senior Notes Indenture so long as the aggregate original principal amount of such additional notes does not exceed (A) $300,000,000 plus (B) any additional amounts so long as (1) the Total Leverage Ratio as of the last day of the most recently ended 12 fiscal month period for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis by giving effect to such senior unsecured notes as if the Indebtedness pursuant to such senior unsecured notes had been incurred on the last day of such period) is less than or equal to 4.00 to 1.00 and (2) immediately before and after giving effect to the incurrence of such Indebtedness, Excess Availability shall equal or exceed 15% of the Maximum Revolver Amount; provided, that such additional senior unsecured notes shall have a final maturity date that is at least 91 days after the Maturity Date,

(i) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty, liability, or other insurance to any Loan Party or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Loan Party or its Restricted Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s or such Restricted Subsidiary’s operations and not for speculative purposes,

(k) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”), or Cash Management Services,

(l) unsecured Indebtedness of any Loan Party or any Restricted Subsidiary owing to (i) Affiliates and holders of Equity Interests of Parent and (ii) present or former employees, officers, consultants, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party or any Restricted Subsidiary of the Equity Interests of Parent that has been issued to such Persons, so long as, in each case, (A) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (B) no principal of or interest on such Indebtedness shall be due and payable before the Maturity Date, and (C) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,

(m) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(n) Indebtedness which constitutes a Permitted Investment,

(o) Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(p) unsecured Indebtedness of any Loan Party or its Restricted Subsidiaries in respect of Earn-Outs incurred in connection with the consummation of one or more Permitted Acquisitions so long as the outstanding amount of such Earn-Outs does not exceed $5,000,000 with respect to any one Permitted Acquisition or $10,000,000 with respect to all Permitted Acquisitions,

(q) Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all Restricted Subsidiaries of each Loan Party that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or any Restricted Subsidiary or of their respective assets,

(r) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(s) Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply arrangements,

(t) Indebtedness arising out of any Permitted Sale Leaseback permitted hereunder,

(u) Indebtedness representing deferred compensation to employees, officers, directors, consultants and agents of any Loan Party or Restricted Subsidiary thereof incurred in the ordinary course of business,

(v) endorsements of collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business,

(w) other term Indebtedness not described in the preceding clauses of this definition, so long as (i) no Event of Default exists at the time such Indebtedness is incurred or immediately after giving effect thereto; (ii) the Total Leverage Ratio as of the last day of the most recently ended 12 fiscal month period for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis giving effect to such Indebtedness as if such Indebtedness had been incurred on the last day of such period) is less than or equal to 4.00 to 1.00; (iii) immediately before and after giving effect to the incurrence of such Indebtedness, Excess Availability shall equal or exceed 15% of the Maximum Revolver Amount; (iv) the stated maturity date of such Indebtedness is at least 91 days after the date set forth in clause (a) of the definition of “Maturity Date” on the day such Indebtedness was incurred; (v) such Indebtedness is unsecured; (vi) such Indebtedness has nominal amortization (not to exceed 5% per calendar year) through the period ending with the date which is 91 days after the date set forth in clause (a) of the definition of “Maturity Date” on the day such Indebtedness was incurred; (vii) no Persons are obligated with respect to such Indebtedness (whether as a co-borrower, a guarantor, a grantor or pledgor, or otherwise), unless such Persons become (substantially simultaneously with such Person’s becoming so obligated with respect to such Indebtedness or at such a later time as Agent may permit in its sole discretion) obligated with respect to the Obligations in the same manner in which such Person is obligated with respect to such Indebtedness or in such other manner and to such extent as Agent may require; and (viii) the terms and provisions relating to such Indebtedness are, on the whole, no more restrictive than the terms and provisions of the Agreement and the other Loan Documents (as applicable),

(x) any other Indebtedness (which is unsecured or secured only by Permitted Liens) incurred by any Loan Party or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed at any one time outstanding the greater of (i) $10,000,000 and (ii) 4% of EBITDA as of the last day of the most recently ended 12-month period for which monthly financial statements are required to be delivered pursuant to Schedule 5.1 to this Agreement prior to any date of determination, and

(y) with respect to any Indebtedness permitted to be incurred by any Loan Party pursuant to this Agreement, guaranties of such Indebtedness, provided, that if the Indebtedness being guarantied is unsecured and/or subordinated to the Obligations, then such guaranty shall also be unsecured and/or subordinated to the Obligations.

“Permitted Intercompany Advances” means loans or guarantees made by (a) a Loan Party to another Loan Party, (b) any Excluded Subsidiary to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (c) an Excluded Subsidiary which is a Domestic Subsidiary to another Excluded Subsidiary which is a Domestic Subsidiary (other than an Unrestricted Subsidiary), (d) a Foreign Subsidiary to any Excluded Subsidiary (other than an Unrestricted Subsidiary), and (e) a Loan Party to an Excluded Subsidiary (other than an Unrestricted Subsidiary) so long as (i) the aggregate amount of all such loans and guarantees (by type, not by the borrower) does not exceed $5,000,000 outstanding at any one time and (ii) at the time of the making of such loan or guarantee, no Event of Default has occurred and is continuing or would result therefrom.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) to the extent incurred in the ordinary course of business, Investments in prepaid expenses, negotiable instruments deposited or to be deposited for collection, lease, workers’ compensation, performance and other similar deposits, and insurance claim receivables,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Loan Party or any of its Restricted Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Restricted Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Restricted Subsidiaries,

(e) Investments owned by any Loan Party or any of its Restricted Subsidiaries on the Sixth Restatement Effective Date and set forth on Schedule P-1 to this Agreement,

(f) (i) guarantees permitted under the definition of Permitted Indebtedness and (ii) guarantees incurred for the benefit of the purchasers of Equipment Inventory to support sales by Parent or any of its Restricted Subsidiaries of such Equipment Inventory in the ordinary course of business to such purchasers, not to exceed $5,000,000 at any one time outstanding for Parent and the Restricted Subsidiaries,

(g) Permitted Intercompany Advances,

(h) Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Restricted Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) (i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Restricted Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees, officers, directors and consultants of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $5,000,000 at any time outstanding,

(k) Permitted Acquisitions,

(l) Investments (other than Permitted Intercompany Advances) by (i) Parent or any of its Restricted Subsidiaries in any Loan Party (other than Parent), and (ii) by and among Restricted Subsidiaries that are not Loan Parties,

(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,

(n) equity Investments by any Loan Party in any Restricted Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,

(o) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $10,000,000 during the term of this Agreement,

(q) Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 25% of the total consideration received in connection with such Permitted Disposition,

(r) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable from the grant of trade credit in the ordinary course of business,

(s) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Parent and do not result in a Change of Control,

(t) advances of payroll payments to employees in the ordinary course of business,

(u) the formation or creation of any new Restricted Subsidiary so long as the applicable Loan Party complies, and causes such new Restricted Subsidiary to comply, with Section 5.11 and such Restricted Subsidiary is a Domestic Subsidiary,

(v) acquisitions of, Investments in, and loans and advances to, joint ventures and Unrestricted Subsidiaries by Parent and its Restricted Subsidiaries, so long as the aggregate amount invested, loaned or advanced does not exceed $5,000,000 at any time outstanding,

(w) to the extent constituting Investments, (i) the creation or assumption of Permitted Liens, (ii) the incurrence or assumption of Permitted Indebtedness (other than pursuant to clause (n) of the definition thereof), (iii) the acquisition of assets resulting from the consummation of a merger, dissolution, liquidation or consolidation permitted under Section 6.3, (iv) Restricted Payments made in accordance with Section 6.7, and loans and advances in lieu of, and not in excess of the amount of, such Restricted Payments, and (v) transactions permitted under Section 6.10, and

(x) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for taxes, assessments, or other governmental charges or levies (excluding Liens under ERISA) that either (i) are not yet delinquent or (ii) are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,

(d) Liens set forth on Schedule P-2 to this Agreement; provided, that (i) to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall secure only the Indebtedness that it secures on the Sixth Restatement Effective Date and any Refinancing Indebtedness in respect thereof and (ii) if such Lien secures any Permitted Purchase Money Indebtedness, such Lien shall be a Permitted Lien only the extent such Lien is permitted under clause (f) of this definition,

(e) (i) the interests of lessors under operating leases and non-exclusive licensors under license agreements and (ii) Liens of the counterparty on Real Property and Fixtures, which is subject to any Permitted Sale Leaseback,

(f) Liens (including the interests of lessors under Capital Leases):

(i) on fixed assets, but only to the extent such Liens (A) secure only the Indebtedness described in clause (a) of the definition of “Permitted Purchase Money Indebtedness” and (B) attach only to the fixed assets purchased or acquired and the proceeds thereof,

(ii) subject to the proviso at the end of this clause (f), on Floor Plan Equipment Inventory, but only to the extent such Liens (A) secure only the Indebtedness described in clause (b) of the definition of “Permitted Purchase Money Indebtedness” and (B) attach only to the Equipment Inventory purchased with the proceeds of such Indebtedness, and

(iii) subject to the proviso at the end of this clause (f), on rental proceeds of Off Balance Sheet Equipment Inventory, but only to the extent such Liens attach only to such rental proceeds;

provided, that in the case of the Liens described in the foregoing clauses (ii) and (iii), either a Vendor Intercreditor Agreement between the holder of such Lien or the applicable lessor, on the one hand, and Agent, on the other hand, has been delivered to Agent or, in cases where no such Vendor Intercreditor Agreement has been delivered to Agent, Agent shall have, in its Permitted Discretion, implemented Reserves with respect to the Accounts and Equipment Inventory subject to such Liens or made such Equipment Inventory or Accounts ineligible,

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not overdue for a period of more than 60 days, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure Parent’s and its Restricted Subsidiaries’ obligations in connection with worker’s compensation, unemployment insurance and other social security or public liability legislation (other than ERISA) or in connection with reimbursement or indemnification obligations owing to insurance carriers providing property, casualty or liability insurance to Parent or any of its Restricted Subsidiaries,

(i) Liens on amounts deposited to secure Parent’s and its Restricted Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure Parent’s and its Restricted Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, restrictions, rights of way, licenses, zoning restrictions, and other similar restrictions (including pursuant to Environmental Law) that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n) (i) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, (ii) Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, and (iii) Liens in favor of escrow agents on amounts deposited into an escrow account pending the application of such amounts to finance any Permitted Acquisition, but only to the extent such Liens secure the payment of fees, costs, expenses, and indemnities owing to or in favor of such escrow agent (in its capacity as such) in connection with such escrow agreement,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by Parent or its Restricted Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness,

(s) [reserved],

(t) Liens consisting of the rights of a lessee pursuant to any permitted lease of Equipment Inventory in the ordinary course of Parent’s or any of its Restricted Subsidiaries’ business,

(u) cash security deposits paid to landlords securing leases and subleases permitted hereunder,

(v) Liens which do not constitute a security interest and which arise solely from precautionary Uniform Commercial Code financing statement filings,

(w) deposits of money securing statutory obligations of Parent or its Restricted Subsidiaries,

(x) Liens (other than Liens on Borrowing Base Assets) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Parent or any Restricted Subsidiary in the ordinary course of business and not prohibited by this Agreement,

(y) Liens on the Equity Interests of any joint venture entity consisting of a transfer restriction, purchase option, call or similar right of a third party joint venture partner,

(z) [reserved], and

(aa) other Liens which (i) secure Indebtedness which (A) constitutes Permitted Indebtedness and (B) does not exceed the greater of (i) $10,000,000 and (ii) 4% of EBITDA as of the last day of the most recently ended 12-month period for which financial statements are required to be delivered pursuant to Schedule 5.1 to this Agreement prior to any date of determination and (ii) to the extent such Liens attach to any Borrowing Base Assets, are subject to a subordination agreement in form and substance satisfactory to Agent.

“Permitted Protest” means the right of any Loan Party or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Tax, or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Restricted Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Restricted Subsidiary, as applicable, in good faith, and (c) Agent in its Permitted Discretion is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means:

(a)
as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred by Parent or any of its Restricted Subsidiaries in the ordinary course of business after the Sixth Restatement Effective Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $50,000,000, and
(b)
Indebtedness (other than the Obligations, but including Capital Leases) consisting of Indebtedness incurred at the time of, and for the purpose of financing, the acquisition of Equipment Inventory (including Floor Plan Financing) by Parent or any of its Restricted Subsidiaries in the ordinary course of business, so long as the aggregate principal amount of such Indebtedness does not exceed, at any time, $175,000,000.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by any Borrower or any of its Restricted Subsidiaries after the Sixth Restatement Effective Date; provided that any such Sale Leaseback which is not solely between (a) Loan Parties, (b) Domestic Subsidiaries which are neither Loan Parties nor Unrestricted Subsidiaries, (c) Foreign Subsidiaries which are not Unrestricted Subsidiaries must be, in each case, consummated for fair value as determined at the time of the consummation of such Sale Leaseback in good faith by the applicable Loan Party or Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of such Loan Party in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of this Agreement.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse each Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (a) the Letter of Credit Exposure of such Lender, by (b) the Letter of Credit Exposure of all Lenders, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (a) the Letter of Credit Exposure of such Lender, by (b) the Letter of Credit Exposure of all Lenders.

“Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements (except to the extent of any amendment permitted by Section 1.2 of this Agreement), together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the amount of Earn-Outs (valued in accordance with GAAP as the estimated amount thereof), paid or delivered by a Loan Party or one of its Restricted Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its

Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition and (c) all fees, costs and expenses paid or payable in connection with the structuring, negotiation, documentation or consummation of such Acquisition (other than to the seller or sellers under such Acquisition).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.17 of this Agreement.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Parent (and not by one or more of its Restricted Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party or any of its Restricted Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of accrued interest and premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,

(e) if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and

(f) if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group in any material respect and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.

“Register” has the meaning specified therefor in Section 2.3(f) of this Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Related Party” means:

(a) any controlling stockholder, general partner or managing member of any Permitted Holder, any majority owned Subsidiary of any Permitted Holder, or any immediate family member (in the case of an individual) of any Permitted Holder; or

(b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Permitted Holder and/or such other Persons referred to in the immediately preceding clause (a).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Report” has the meaning specified therefor in Section 15.16 of this Agreement.

“Required Lenders” means, on any date of determination, (a) those Lenders who collectively hold more than 50% of the Commitments, or (b) if the Commitments have been terminated, those Lenders who collectively hold more than 50% of the Revolving Loan Exposure of all Lenders; provided, that (i) the Commitments and Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Reserves” means, as of any date of determination, without duplication, reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain against the Borrowing Base or the Maximum Revolver Amount which may be instituted by Agent upon three Business Days’ prior notice to Parent (provided, however, that during such three-Business-Day period, Borrowers will not be permitted to request any Borrowing or the issuance of any Letter of Credit to the extent the making of such Borrowing or the issuance of such Letter of Credit would cause Revolver Usage to exceed Availability (calculated as if such Reserve had been implemented)), including, without limitation, (a) landlord, bailee, and similar reserves with respect to each location at which any Borrowing Base Assets, other Collateral, or books and records are located but for which such Loan Party has not obtained a Collateral Access Agreement in accordance with Section 5.15, which reserve may be in an amount equal to up to three months’ rent, storage charges, fees or other amounts owing by such Loan Party to such landlord or bailee under the lease or other applicable agreements relative to such location; (b) with respect to Accounts and other rights to payment, Dilution Reserves and other reserves for rebates, discounts, warranty claims, and returns; (c) with respect to Inventory and Equipment, reserves for Inventory shrinkage, condition, or merchantability, whether or not based on appraisals; (d) Bank Products Reserves; and (e) reserves with respect to (i) sums that Parent or any of its Restricted Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay and (ii) amounts owing by Parent or any of its Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral). Notwithstanding anything herein or in any other Loan Document to the contrary, Reserves shall not be established to the extent that such Reserves would be duplicative of any specific item excluded as ineligible in the definitions of “Eligible Accounts,” “Eligible Equipment Inventory,” “Eligible Parts and Tools Inventory,” and “Eligible Rolling Stock.”

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

“Restricted Payment” means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Restricted Subsidiaries (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Restricted Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Restricted Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent or any of its Restricted Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent or any Restricted Subsidiary now or hereafter outstanding.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case, as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance or Increase Joinder pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

“Revolver Usage” means, as of any date of determination, the sum of (a) the principal amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Rolling Stock” means M&E which is automobile equipment, a trailer, a truck, a forklift, a motor vehicle or other rolling stock.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which any Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any owned Real Property, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) His Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Guaranty and Security Agreement and each other security document executed and delivered by a Loan Party to the Agent granting or purporting to grant a Lien on such Loan Party’s assets to secure any of the Obligations, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Sixth Restatement Effective Date” means February 2, 2023.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“SOFR Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“SOFR Margin” has the meaning specified therefor in the definition of “Applicable Margin”.

“SOFR Notice” means a written notice in the form of Exhibit L-1 to this Agreement.

“SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise as they become due in the ordinary course of business, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (d) such Person is not engaged in and is not about to engage in business contemplated as of such date of determination for which it has unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“Specified Acquisition Agreement Representations” means, with respect to any Permitted Acquisition, those representations and warranties made by the applicable sellers or a seller representative on their behalf or the target of such Permitted Acquisition or its Subsidiaries or Affiliates in the acquisition agreement relating to such Permitted Acquisition with respect to the target of such Permitted Acquisition, the Subsidiaries of such target or such target’s business, and which representations and warranties are material to the interests of the Lenders, but only to the extent Parent or the applicable Restricted Subsidiary has a right under such acquisition agreement (a) not to consummate the transactions contemplated by such acquisition agreement or (b) to terminate Parent’s or such Restricted Subsidiaries’ obligations under such acquisition agreement, in each case, as a result of a breach of such representation or any such representation not being accurate (in each case, determined without regard to any notice requirement but taking into account applicable cure provisions).

“Specified Event of Default” means any Event of Default described in any of Sections 8.1, 8.2 (but only with respect to defaults under Sections 5.1 (but only to the extent arising under clauses (a) through (e) of Schedule 5.1), 5.2 (but only to the extent arising under clauses (a) through (j) of Schedule 5.2)), 7, 8.4, 8.5, or 8.7 (but only with respect to representations in Sections 4.22, 4.23, and 4.24 or in any Borrowing Base Certificate) of this Agreement or, subject to Section 3.6, Section 7(k) of the Guaranty and Security Agreement.

“Specified Representations” means, with respect to any Permitted Acquisition, the representations and warranties set forth in Sections 4.1(a)(i) and (iii), 4.2(a), 4.2(b)(i) and (ii), 4.4(a), 4.4(b) (provided, that with respect to perfection of any assets to be acquired in connection with such Permitted Acquisition, only to the extent perfection is achieved by the filing of Uniform Commercial Code financing statements, delivery of Equity Interest certificates and undated Equity Interest powers, the filing of a Trademark Security Agreement, Patent Security Agreement, and Copyright Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable), 4.9(a), 4.13, 4.16, 4.17, and 4.18 of this Agreement.

“Specified Transaction” means, any disposition of assets, Investment, prepayment of Indebtedness or Restricted Payment.

“Standard Letter of Credit Practice” means, for any Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which such Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, on any date of determination, (a) those Lenders who collectively hold more than 66-2/3% of the Commitments, or (b) if the Commitments have been terminated, those Lenders who collectively hold more than 66-2/3% of the Revolving Loan Exposure of all Lenders; provided, that (i) the Commitments and Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Supermajority Lenders” must include at least two Lenders (who are not Affiliates of one another).

“Supported QFC” has the meaning specified therefor in Section 17.17 of this Agreement.

“Swap Obligation” means, with respect to any Loan Party or any Restricted Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of this Agreement.

“Taxes” means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Titled Vehicles” means vehicles for which a certificate of title has been issued in any jurisdiction pursuant to a statute described in section 9-311(a)(2) or 9-311(a)(3) of the Code.

“Total Leverage Ratio” means, as determined at the end of any fiscal period, the ratio of (a) Consolidated Funded Debt of Parent and its Restricted Subsidiaries to (b) EBITDA of Parent and its Restricted Subsidiaries for such period.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by the applicable Issuing Bank for use.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means Capital Expenditures (excluding any like kind exchanges but including any cash paid by Parent or any Restricted Subsidiary as boot in connection with such exchange) (a) not financed with the proceeds of any incurrence of Indebtedness, the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance or condemnation proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a binding written agreement.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of Parent designated by Parent as an Unrestricted Subsidiary pursuant to Section 5.18 and (b) any Subsidiary of an Unrestricted Subsidiary.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of this Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.17 of this Agreement.

“Vendor Intercreditor Agreement” means an agreement between the lessor of Equipment Inventory leased by a Borrower or Restricted Subsidiary or the holder of a purchase money Lien in and to any Equipment Inventory, on the one hand, and Agent, on the other hand, in the form of Exhibit P-2 or Exhibit P-3, as applicable, or in such other form as may be satisfactory to Agent from time to time in its Permitted Discretion, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of this Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Parent notifies Agent that it requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Sixth Restatement Effective Date or in the application thereof on the operation of such provision (or if Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, Parent, and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Loan Parties after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Parent and its Restricted Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards

Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified (except as set forth in clause (ii) below), and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (except to the extent of any “going concern” qualifications or statement as a result of the impending Maturity Date occurring within one year from the time the report is delivered).

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification or expense reimbursement Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. All references to “knowledge” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Person.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in Atlanta, Georgia, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7 Limited Condition Acquisitions. In connection with any action being taken in connection with a Limited Condition Acquisition for purposes of (a) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio or any other financial ratio hereunder or any testing of baskets set forth in this Agreement, in each case, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder (including the incurrence of any Indebtedness and the making of any Investment), shall be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) on a pro forma basis as if such action and other pro forma events in connection therewith were consummated or taken on the first day of the most recently ended period of 12 fiscal months which ended before the LCA Test Date and for which financial statements have been delivered in accordance with this Agreement, (b) determining compliance with any provisions of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall be deemed satisfied so long as (i) no Event of Default exists on the LCA Test Date and (ii) no Event of Default under Sections 8.1, 8.4 or 8.5 exists immediately after giving effect to the consummation of such Limited Condition Acquisition, (c) determining compliance with any provision of this Agreement which requires that any of the representations and warranties made by any Loan Party set forth in this Agreement or in any other Loan Document be true and correct, such condition shall be deemed satisfied so long as (i) the representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier therein) as of the LCA Test Date and (ii) the Specified Acquisition Agreement Representations and the Specified Representations (in each case, modified solely to the extent necessary to reflect the applicable terms of such Limited Condition Acquisition as set forth in the definitive agreement(s) governing such transaction) are true and correct in all material respects (without duplication of any materiality qualifier therein) immediately after giving effect to the consummation of such Limited Condition Acquisition, and (d) determining whether any condition or test (or any component of any condition or test) which is based on or derived from a calculation of Excess Availability is satisfied in connection with such Limited Condition Acquisition (but only in cases where any of the consideration payable with respect to the consummation of such Limited Condition Acquisition will be funded with the proceeds of any borrowing of Loans or the issuance of any Letter of Credit), such condition or test (or such component thereof) shall be determined on the date on which such Limited Condition Acquisition is consummated and on a pro forma basis by giving effect to any such Loans or Letters of Credit; provided, however, that, in all cases, such Limited Condition Acquisition shall be consummated on or before the date which is 180 days after the LCA Test Date. If the Administrative Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket with respect to any transaction permitted hereunder (each, a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof or the making of any Investment) have been consummated.

1.8 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.9 Rates. Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loans.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, and

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount (as adjusted for any Reserves against the Maximum Revolver Amount implemented pursuant to Section 2.1(c)),

less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B) the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Administrative Borrower to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(c)), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), from time to time and in the exercise of its Permitted Discretion, to establish, release, increase, or decrease Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, Eligible Equipment Inventory, Eligible Parts and Tools Inventory, and Eligible Rolling Stock shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

2.2 [Reserved].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal) and received by Agent no later than 12:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan (other than a Swing Loan), and (iii) on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested Funding Date in the case of a request for a SOFR Loan, specifying (a) the amount of such Borrowing, and (b) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 p.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable. All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(b) Making of Swing Loans. So long as the aggregate outstanding principal amount of all Swing Loans does not, at any time, exceed $75,000,000 (except as contemplated in Section 2.3(d)), Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied (or waived in accordance with the terms of this Agreement) on the requested Funding Date for the applicable Borrowing or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c) Making of Revolving Loans.

(i) If Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3, Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (a) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (b) in the case of a SOFR Loan, at least three U.S. Government Securities Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (a) after the occurrence and during the continuance of a Default or an Event of Default, or (b) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 5% of the Maximum Revolver Amount.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (a) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 5% of the Maximum Revolver Amount, and (b) subject to Section 2.3(d)(iv) below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount (as adjusted for any Reserves against the Maximum Revolver Amount implemented pursuant to Section 2.1(c)). If Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and before making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event, if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than 45 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such Overadvance not otherwise made or permitted pursuant to this Section 2.3(d). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i).

Agent’s and Swing Lender’s authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent’s receipt thereof.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender’s Pro Rata Share of the Revolver Usage to exceed such Lender’s Revolver Commitments.

(e) Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party’s or any of their Restricted Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the

Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Restricted Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, if a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register (the “Register”) showing the principal amount and stated interest of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such Register shall, absent manifest error, conclusively be presumed to be correct and accurate. The

Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (a) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (b) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (c) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (d) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (e) fifth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (f) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Pro Rata Share of Revolver Usage plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied (or waived in accordance with the terms of this Agreement) at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following written notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (a) above), and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (a) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(h) Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrowers before the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii) Subject to Section 2.4(b)(v) Section 2.3(d)(ii) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(a)
first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.3(d)(iii), until paid in full,
(b)
second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,
(c)
third, to pay interest due in respect of all Protective Advances, until paid in full,
(d)
fourth, to pay the principal of all Protective Advances, until paid in full,
(e)
fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(f)
sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,
(g)
seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,
(h)
eighth, to pay the principal of all Swing Loans, until paid in full,
(i)
ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances), until paid in full,
(j)
tenth, ratably

i. ratably, to pay the principal of all Revolving Loans, until paid in full,

ii. to Agent, to be held by Agent, for the benefit of Issuing Banks (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of an Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

iii. ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii, during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event to (i) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (ii) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable) and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof)),

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iv) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi) For purposes of Section 2.4(b)(iii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts due and payable on account of such type of Obligation and, where applicable, the funding of all cash collateral required or permitted to be taken or held under the terms of this Agreement or any other Loan Document (other than any contingent obligations for which no claim has been made), including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (a) the Revolver Usage as of such date, plus (b) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (c) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount of $5,000,000 or a greater integral multiple of $1,000,000, shall not cause or result in the Revolver Commitments being less than $500,000,000 (unless the Revolver Commitments are being reduced to zero), shall be made by providing not less than ten days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments before the Maturity Date, if any Loan Party or any of its Restricted Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(ii) [Reserved].

(d) Optional Prepayments.

(i) Revolving Loans. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(ii) [Reserved].

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (1) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent and (2) the Maximum Revolver Amount (as adjusted for any Reserves against the Maximum Revolver Amount implemented pursuant to Section 2.1(c)), then Borrowers shall promptly, but in any event, within one Business Day prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(ii) [Reserved].

(iii) Dispositions. Within three Business Days after the date of receipt during a Cash Dominion Period by any Loan Party or any of its Restricted Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of assets of any Loan Party or any of its Restricted Subsidiaries (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to the lesser of (x) 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions and (y) the amount necessary to cause Excess Availability to equal or exceed 15% of the Maximum Revolver Amount.

(iv) [Reserved].

(v) [Reserved].

(vi) [Reserved].

(f) Application of Payments. Each prepayment pursuant to Section 2.4(e)(i), (ii), or (iii) shall, (i) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then outstanding Letter of Credit Usage, and (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).

2.5 Promise to Pay; Promissory Notes.

(a) Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month immediately following the date on which the applicable Lender Group Expenses were first incurred, or (ii) the date on which demand therefor is made by Agent, in each case, provided that Agent shall endeavor, so long as no Default or Event of Default shall have occurred and be continuing, to provide a reasonably detailed invoice thereof to Borrowers prior to such payment date (it being acknowledged and agreed that any charging of such Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of subclause (ii) of this Section 2.5(a)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b) Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i) if the relevant Obligation is a SOFR Loan, at a per annum rate equal to Adjusted Term SOFR plus the SOFR Margin, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the SOFR Margin times the average amount of the Letter of Credit Usage during the immediately preceding month.

(c) Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any Event of Default under Section 8.1 or 8.2(a)(i) (solely with respect to the failure to comply with Section 7 if applicable), at the election of the Required Lenders (or the Agent at the direction of the Required Lenders), and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (solely with respect to principal, interest or recurring fees)) (a) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (b) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (y) the date on which demand therefor is made by Agent, in each case, provided that Agent shall endeavor, so long as no Default or Event of Default shall have occurred and be continuing, to provide a reasonably detailed invoice thereof to Borrowers prior to such payment date (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of subclause (y)). Borrowers hereby authorize

Agent, from time to time, to charge to the Loan Account (a) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (b) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (c) (i) as and when incurred or accrued, all fees and costs provided for in Section 2.10(c) and (ii) when due and payable, all accrued and unpaid fees provided for in Section 2.10(a), (d) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (e) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (f) as and when incurred or accrued, all other Lender Group Expenses, and (g) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided that with respect to the items set forth in the foregoing clauses (e), (f) and (g), Agent shall endeavor, so long as no Default or Event of Default shall have occurred and be continuing, to provide a reasonably detailed invoice thereof to Borrowers before so charging the Loan Account. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year (except that computations based upon reference to the Base Rate based upon clause (c) of the definition thereof shall be computed based on the basis of a 365-day year (or 366-day year in a leap year)), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. If the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.7 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Revolving Loans, and each Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees.

(a) Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders (other than any Defaulting Lender), an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month, from and after the Sixth Restatement Effective Date up to the first day of the month, prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c) Field Examination and Other Fees. Subject to Section 5.7, Borrowers shall pay to Agent, field examination and appraisal fees and charges, as and when incurred or chargeable, as follows (i) the per diem charge at Wells Fargo’s then standard rate for examiners in the field and office, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Restricted Subsidiaries performed by or on behalf of Agent, and (ii) the reasonable and documented out-of-pocket fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, each Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to an Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that such Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and the applicable Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and such Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension, and (iii) subject to the applicable Issuing Bank’s authentication procedures with results satisfactory to such Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or the applicable Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Bank generally requests for Letters of Credit in similar circumstances. The applicable Issuing Bank’s records of the content of any such request will be conclusive absent manifest error. Anything contained herein to the contrary notwithstanding, each Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Restricted Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b) No Issuing Bank shall have any obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount (as adjusted for Reserves against the Maximum Revolver Amount implemented in accordance with Section 2.1(c)) less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the applicable Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) such Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate such Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, no Issuing Bank shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d) Each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If any Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse the applicable Issuing Bank, then to such Revolving Lenders and the applicable Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by such Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of such Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or such Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the applicable Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the applicable Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Without limitation of, but without duplication of, any obligations pursuant to Section 10.3, each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including the applicable Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought) (which in the case of legal fees shall be limited to the attorneys’ fees of one outside counsel to all Letter of Credit Related Persons taken as a whole and one local counsel to all Letter of Credit Related Persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) (and, solely in the case of an actual or perceived conflict of interest where the Letter of Credit Related Person affected by such conflict of interest has informed Parent in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of Letter of Credit Related Persons similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel)), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to the applicable Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by the applicable Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) the applicable Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi) any foreign language translation provided to the applicable Issuing Bank in connection with any Letter of Credit;

(xii) any foreign law or usage as it relates to the applicable Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including without limitation the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by such Issuing Bank in connection therewith; or

(xiii) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence, bad faith, or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of each Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by such Issuing Bank’s gross negligence, bad faith, or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against each Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take commercially reasonable action to avoid and mitigate the amount of any damages claimed against each Issuing Bank or any other Letter of Credit Related

Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (A) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (B) the amount (if any) of the loss that would have been avoided had Borrowers taken commercially reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by each Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the applicable Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request any Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against such Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among such Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by the applicable Issuing Bank in connection therewith and shall promptly notify such Issuing Bank (not later than three Business Days following Borrowers’ receipt of documents from such Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that no Issuing Bank is required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the applicable Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and the applicable Issuing Bank at least 30 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) the applicable Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) the applicable Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that any Loan Party or any of its Restricted Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, the applicable Issuing Bank or any other Person;

(vi) the applicable Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such Issuing Bank’s counters or are different from the electronic presentation;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense (other than a defense of payment or performance in full) to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Restricted Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the applicable Issuing Bank, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release any Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, the applicable Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and such Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse such Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than such Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where such Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by such Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by such Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to Agent for the account of the applicable Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by such Issuing Bank equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all reasonable and documented out-of-pocket expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to such Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by the applicable Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii) there shall be imposed on such Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to such Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate such Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage.

(o) Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p) Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to the applicable Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such Issuing Bank to enable such Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce such Issuing Banks’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints each Issuing Bank as its attorney-in-fact and authorizes such Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12 SOFR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Adjusted Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon Adjusted Term SOFR.

(b) SOFR Election.

(i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the SOFR Option by notifying Agent prior to 12:00 p.m. at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Borrowers’ election of the SOFR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Notice received by Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent shall provide a notice thereof to each of the affected Lenders.

(ii) Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).

(iii) A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iv) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000.

(c) Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).

(d) Special Provisions Applicable to Adjusted Term SOFR.

(i) Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Adjusted Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (A)(1) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (2) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (B) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (I) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (II) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Adjusted Term SOFR or the Term SOFR Reference Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by such Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on such Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of such Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which such Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Bank or such Lender to be material, then such Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail such Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Issuing Bank’s or such Lender’s right to demand such compensation; provided, that Borrowers shall not be required to compensate such Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Issuing Bank’s or such Lender’s intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The provisions of this Section 2.13(a) shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Term SOFR), may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to each Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Issuing Bank or Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14 Incremental Facilities.

(a) At any time during the period from and after the Sixth Restatement Effective Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”); provided, that in no event shall the Revolver Commitments and the Maximum Revolver Amount be increased by an amount in excess of the Available Increase Amount. Agent may invite one or more Lenders to increase its Revolver Commitments (as the case may be) (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase and Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $25,000,000 and integral multiples of $5,000,000 in excess thereof.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Agent or Borrowers shall have obtained the commitment of one or more Lenders or other prospective lenders reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Lenders or prospective lenders, Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders or prospective lenders, Borrowers, and Agent are party,

(ii) each of the conditions precedent set forth in Section 3.2 shall be satisfied (or waived in accordance with the terms of this Agreement),

(iii) in connection with any Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall have delivered to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board,

(iv) Borrowers shall have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for the Loan Parties and their Subsidiaries, and

(v) The terms applicable to Revolving Loans to be made pursuant to the increased Revolver Commitments (but not including upfront fees, arrangement fees, underwriting, or other similar fees) shall be identical to the terms applicable to all other Revolving Loans made under this Agreement immediately before the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount (meaning, among other things, that the Revolving Loans made pursuant to such increased Revolver Commitments shall not be made as a separate tranche, shall bear interest on the same terms and at the same rate as all other Revolving Loans, and shall be subject to the same mandatory prepayments and Maturity Date as all other Revolving Loans, with it being the express intention of all parties thereto that all Revolving Loans made pursuant to any increased Revolver Commitments be treated the same as all other Revolving Loans made hereunder). Any Increase Joinder may, with the consent of Agent, Borrowers and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effectuate the provisions of this Section 2.14.

(c) [Reserved].

(d) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(e) Each of the Lenders having a Revolver Commitment before the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary so that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(f) The Revolving Loans, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), but excluding any Excluded Swap Obligations for such Borrower, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e) Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower (in each case other than a defense of payment or performance of the Obligations to the extent of such payment or performance). Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment or performance of the Obligations to the extent of such payment or performance, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid or performed.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.

(i) Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower’s right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:

(i) all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii) [reserved]; and

(iii) all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers’ rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Sixth Restatement Effective Date. The effectiveness of this Agreement and the obligation of each Lender to make the extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) each of the representations and warranties made by each Loan Party contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit or would occur immediately after giving effect to such extension of credit;

provided that in the case of any Revolving Loans or any incremental facilities pursuant to Section 2.14, in each case, incurred to finance a Limited Condition Acquisition, the foregoing conditions shall be subject in all respects to Section 1.7.

3.3 Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4 Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon ten days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

3.6 Post-Closing Covenants. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the post-closing covenants set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.

To induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Sixth Restatement Effective Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Restricted Subsidiaries.

(a) Parent and each of its Restricted Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, (iii) except as could not reasonably be expected to have a Material Adverse Effect, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted and (iv) has all requisite power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) to this Agreement is a complete and accurate description of the authorized Equity Interests of each of Parent’s direct and indirect Restricted Subsidiaries as of the Sixth Restatement Effective Date, showing (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Restricted Subsidiaries and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Restricted Subsidiary have been validly issued and (to the extent applicable) are fully paid and non-assessable. As of the Sixth Restatement Effective Date, there are no Unrestricted Subsidiaries.

(c) [Reserved].

(d) Except as set forth on Schedule 4.1(d) to this Agreement, as of the Sixth Restatement Effective Date, (i) there are no subscriptions, options, warrants, or calls relating to any shares of Parent or any of its Restricted Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument and (ii) neither Parent nor any of its Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate (A) any provision of federal, state, or local law or regulation applicable to Parent or any of its Restricted Subsidiaries, other than any such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (B) the Governing Documents of Parent or any of its Restricted Subsidiaries, or (C) any order, judgment, or decree of any court or other Governmental Authority binding on Parent or any of its Restricted Subsidiaries, other than any such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Parent or any of its Restricted Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Parent or any of its Restricted Subsidiaries, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of Parent or any of its Restricted Subsidiaries or any approval or consent of any Person under any material agreement of Parent or any of its Restricted Subsidiaries, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral and except for any other registrations, consents, approvals, notices or other actions the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, is effective to create in favor of Agent for the benefit of the Lenders a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral pledged thereunder, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally. When proper financing statements have been filed in the appropriate filing offices, Agent’s Liens shall constitute perfected first priority (subject to Permitted Liens) Liens on and security interests in all right, title and interest of the Loan Parties in such Collateral, solely to the extent that a Lien on or a security interest in such Collateral may be perfected by the filing of such financing statement. Upon the taking of possession or control by Agent of such Collateral with respect to which a security interest may be perfected only by possession or control, together with, to the extent applicable, all stock powers or other similar instruments of transfer endorsed in blank by the applicable Loan Party that owns such Collateral, and so long as Agent retains continuous possession or control of such Collateral, Agent’s Liens on such Collateral shall constitute perfected first priority (subject to Permitted Liens) on and security interests in all right, title and interest of the Loan Parties in such Collateral solely to the extent that a Lien on or security interest in such Collateral may be perfected by such possession or control.

4.5 Title to Assets; No Encumbrances. Parent and each of its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) in the case of personal property, has good and marketable title to, or a valid leasehold interest in, all of their respective assets which are material to the conduct of such Person’s business, except (i) for assets disposed of since the date of such financial statements to the extent permitted hereby, (ii) [reserved], and (iii) minor defects in title that do not interfere with such Person’s ability to conduct its business or to utilize such properties for their intended purposes. All of such assets are free and clear of Liens except for Permitted Liens.

4.6 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Parent or any Borrower, after due inquiry, threatened in writing against Parent or any of its Restricted Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b) Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that would reasonably be expected to result in liabilities in excess of, $10,000,000 (in excess of insurance coverage therefor provided by an insurer which has not denied coverage therefor) that, as of the Sixth Restatement Effective Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against Parent or any of its Restricted Subsidiaries.

4.7 Compliance with Laws. Neither Parent nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to Parent and its Restricted Subsidiaries that have been delivered by, or on behalf of, Parent to Agent have been prepared in accordance with GAAP and present fairly in all material respects, Parent’s and its Restricted Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended, subject, in the case of any unaudited financial statements, to the absence of footnote disclosures and year-end audit adjustments. Since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9 Solvency.

(a) The Borrowers and their respective Restricted Subsidiaries, on a consolidated basis, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Employee Benefits.

(a) Except as set forth on Schedule 4.10, none of Parent, any Restricted Subsidiary, nor any of their ERISA Affiliates maintains or contributes to any Pension Plan or Multiemployer Plan as of the Sixth Restatement Effective Date.

(b) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, Parent, each of its Restricted Subsidiaries, and each of the ERISA Affiliates has complied with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, each Employee Benefit Plan is, and has been, maintained in compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.

(d) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitter program and (ii) to the knowledge of Parent, each of its Restricted Subsidiaries, and each ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by Parent, any of its Restricted Subsidiaries, or any ERISA Affiliate has been incurred or is expected by Parent, any Restricted Subsidiary, or any ERISA Affiliate to be incurred with respect to any Pension Plan.

(f) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, no Notification Event exists or has occurred in the past six years.

(g) Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, none of Parent, any Restricted Subsidiary, nor any ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11 Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to Parent and each Borrower’s knowledge, none of Parent’s or any of its Restricted Subsidiaries’ properties or assets has ever been used by Parent, any of its Subsidiaries, or previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (b) to Parent and each Borrower’s knowledge, after due inquiry, none of Parent’s or any of its Restricted Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) neither Parent nor any of its Restricted Subsidiaries has received written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Parent or any of its Restricted Subsidiaries, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) neither Parent nor any of its Restricted Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12 Complete Disclosure. All factual information (other than the Projections, forward-looking information, other projections, budgets, estimates and information of a general economic nature and general information about the industry of any Loan Party or its Restricted Subsidiaries) furnished by or on behalf of Parent or any of its Restricted Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), was, when furnished (whether before or after the Sixth Restatement Effective Date) and taken as a whole, true and accurate, in all material respects, and did not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent prior to the Sixth Restatement Effective Date, and such additional Projections delivered to Agent in connection with the Loan Documents have been prepared in good faith based upon assumptions believed by Parent to be reasonable at the time such Projections were prepared (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent and its Restricted Subsidiaries, and no assurances can be given that such Projections will be realized, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). The information included in any Beneficial Ownership Certification delivered under this Agreement is true and correct in all respects on the date on which such Beneficial Ownership Certification is delivered.

4.13 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

4.14 [Reserved].

4.15 Payment of Taxes. Except as otherwise permitted under Section 5.5, all Tax returns and reports of Parent and each of its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown or required to be shown on such Tax returns to be due and payable and all other Taxes upon Parent or any of its Restricted Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for (i) any Taxes which are the subject of a Permitted Protest, or (ii) to the extent that the failure of to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect and does not give rise to any Lien which is not a Permitted Lien. Parent and each of its Restricted Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Neither Parent nor any Borrower knows of any proposed Tax assessment against Parent or any of its Restricted Subsidiaries that is not being actively contested by Parent or such Restricted Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16 Margin Stock. Neither Parent nor any of its Restricted Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers or the proceeds of any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither Parent nor any of its Restricted Subsidiaries expects to acquire any Margin Stock.

4.17 Governmental Regulation. Neither Parent nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Parent nor any of its Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.19 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent or any Borrower, threatened in writing against Parent or any of its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of Parent or any Restricted Subsidiary, threatened in writing against Parent or any of its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that could, in each case and individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) no strike, slowdown, work stoppage or similar action pending or, to the knowledge of Parent or any Restricted Subsidiary, threatened in writing against Parent or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) to the knowledge of Parent and each Restricted Subsidiary, no union representation question existing with respect to the employment by Parent or its Restricted Subsidiaries of employees of Parent or any of its Restricted Subsidiaries and no union organizing activity taking place with respect to the employment by Parent or its Restricted Subsidiaries of any of the employees of Parent or any of its Restricted Subsidiaries, in each case except to the extent the same, individually or in the aggregate, could not reasonably be expect to have a Material Adverse Effect.

The hours worked and payments made by Parent and its Restricted Subsidiaries to its employees are not in violation of the Fair Labor Standards Act or any other similar applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or any of its Restricted Subsidiaries on account of employee health and welfare insurance benefits have been paid or accrued as a liability on the books of Parent and its Restricted Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20 [Reserved].

4.21 Leases. Parent and each of its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all leases material to its business and to which it is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by Parent or the applicable Restricted Subsidiaries exists under any of them.

4.22 Eligible Accounts. As to each Account that is identified by Loan Parties as an Eligible Account in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Loan Party’s business, (ii) owed to a Loan Party without, to the knowledge of Parent or any Loan Party, any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23 Eligible Inventory.

(a) As to each item of Inventory that is identified by Loan Parties as Eligible Equipment Inventory in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Equipment Inventory. Each Loan Party is in the business of selling (as such phrase is used in section 9-311(d) of the Code) Equipment Inventory constituting Titled Vehicles now or hereafter owned by such Loan Party, other than those types of Titled Vehicles set forth on Schedule 4.23; and

(b) As to each item of Inventory that is identified by Loan Parties as Eligible Parts and Tools Inventory in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Parts and Tools Inventory.

4.24 Eligible Rolling Stock . As to each item of Rolling Stock that is identified by Loan Parties as Eligible Rolling Stock in a Borrowing Base Certificate submitted to Agent, at the time of inclusion in such Borrowing Base Certificate, such Rolling Stock is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Rolling Stock.

4.25 Location of Inventory and Rolling Stock. The Inventory and Rolling Stock is located only at, or in the possession of, the locations and Persons permitted by Section 5.15.

4.26 Inventory Records. Each Loan Party keeps correct and accurate, in all material respects, records itemizing and describing the type, quality, and quantity of its and its Restricted Subsidiaries’ Inventory and the book value thereof.

4.27 [Reserved].

4.28 [Reserved].

4.29 Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity, in each case, other than maintenance of its existence (or its liquidation or dissolution, to the extent permitted herein), performance of its obligations hereunder and under the other Loan Documents, and activities incidental to any of the foregoing.

4.30 Hedge Agreements. On each date that any Hedge Agreement is executed by Parent or any of its Restricted Subsidiaries, on the one hand, and any Hedge Provider, on the other hand, Parent and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.31 Insurance. Schedule 4.31 to this Agreement sets forth a complete and accurate description of all insurance policies of any nature maintained, as of the Sixth Restatement Effective Date, for current occurrences by Parent and each of its Restricted Subsidiaries, as well as a summary of the terms of each such policy.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1 Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, for distribution to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Restricted Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows in all material respects all additions, sales, claims, returns, and allowances with respect to their and their Restricted Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Sixth Restatement Effective Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld, conditioned or delayed).

5.2 Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting to provide electronic reporting of each of the items set forth on such Schedule.

5.3 Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Parent will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4 Maintenance of Properties. Parent will, and will cause each of its Restricted Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5 Taxes. Parent will, and will cause each of its Restricted Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $5,000,000 outstanding at any time and other than to the extent that the validity of such Tax is the subject of a Permitted Protest.

5.6 Insurance. Parent will, and will cause each of its Restricted Subsidiaries to maintain insurance in respect of each Loan Party’s and its Restricted Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Sixth Restatement Effective Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other customary provisions as Agent may require in its Permitted Discretion to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender’s loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Restricted Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $10,000,000 covered by the casualty or business interruption insurance of any Loan Party or its Restricted Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7 Inspection.

(a) Parent will, and will cause each of its Restricted Subsidiaries to, permit Agent, and its duly authorized representatives or agents, with reasonable prior notice to Administrative Borrower and during regular business hours, to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of Administrative Borrower shall be allowed to be present) at such reasonable times and intervals as Agent, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Administrative Borrower and during regular business hours, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c). Notwithstanding anything to the contrary herein or in any other Loan Document, none of the Loan Parties nor any of its or their Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to the Agent (or its representatives or agents) is prohibited by any applicable law or any binding agreement with a third party (provided, that, with respect to any such binding agreement with a third party, the relevant Loan Party or Subsidiary shall upon request from Agent have used commercially reasonable efforts to obtain a waiver of any such prohibition) or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b) Parent will, and will cause each of its Restricted Subsidiaries to, permit Agent and each of its duly authorized representatives or agents, with reasonable prior notice to Parent and during regular business hours, to conduct field examinations or appraisals at such reasonable times and intervals as Agent may designate, at Borrowers’ expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c); provided that prior to any such examination or appraisal by any representative or agent of Agent (other than Agent’s own employees), such representative or agent shall have agreed in writing to comply with the confidentiality provisions set forth in this Agreement or shall otherwise be bound by professional ethics rules or by binding contractual obligations with Agent (or such Lender, as applicable) to maintain confidentiality.

(c) Borrowers shall not be obligated to reimburse Agent for more than one field examination and one appraisal in each calendar year; provided, however, that Borrowers shall be required to reimburse Agent for (i) one additional field examination and one additional appraisal in each calendar year during which Availability has been, at any time during such calendar year, less than 20% of the Maximum Revolver Amount; (ii) all field examinations and appraisals conducted in connection with a Permitted Acquisition or Permitted Investment (of the type described in Eligible Accounts, Eligible Rolling Stock, Eligible Equipment Inventory, and Eligible Parts and Tools Inventory (regardless of whether such Permitted Acquisition or Permitted Investment is consummated)); and (iii) all field examinations and appraisals commenced during the existence of any Event of Default. Notwithstanding anything herein to the contrary, Borrowers shall not be obligated to reimburse Agent for more than one environmental audit per year.

5.8 Compliance with Laws. Parent will, and will cause each of its Restricted Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9 Environmental. Parent will, and will cause each of its Restricted Subsidiaries to,

(a) Keep any property either owned or operated by any Loan Party or its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except for Environmental Liens that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,

(b) Comply with Environmental Laws, except where non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and provide to Agent documentation of such compliance which Agent reasonably requests,

(c) Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan

Party or its Restricted Subsidiaries, which release, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law related to such release, and

(d) Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Restricted Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Restricted Subsidiaries, which Environmental Action, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.10 Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (in each case other than any Projections, forward-looking information, other projections, budgets, estimates and information of a general economic nature and general information about the industry of any Loan Party or its Restricted Subsidiaries) furnished to Agent or the Lenders in connection with this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished) contained, at the time it was furnished and taken as a whole, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11 Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Sixth Restatement Effective Date, at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Excluded Subsidiary ceases to be an Excluded Subsidiary, or at any time when any Unrestricted Subsidiary is designated as a Restricted Subsidiary, within thirty days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with (subject to such longer time period as may be expressly provided in any other Loan Document) such other Security Documents reasonably requested by the Agent, in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); (b) except to the extent exempted or excluded under and in accordance with the terms of the Guaranty and Security Agreement, provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC or a Disregarded Domestic Person (and none of the Equity Interests of any Subsidiary of such CFC or Disregarded Domestic Person) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary, security agreements with respect to such Subsidiary’s intellectual property, and one or more opinions of counsel reasonably satisfactory to Agent, which, in its reasonable opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent and each Lender has completed its respective Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent and each Lender, respectively.

5.12 Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents in each case, subject to any exclusion or qualification expressly set forth herein or in any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, but subject to any applicable provisions of the Security Documents, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed five Business Days (or such longer period of time as Agent may agree in its Permitted Discretion) following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of its Restricted Subsidiaries (in each case, other than with respect to any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement).

5.13 Lender Meetings. Parent will, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold at least one telephonic meeting (at a mutually agreeable time) per fiscal year with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Restricted Subsidiaries and any applicable projections for the current fiscal year of Parent.

5.14 Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, Parent shall, and shall cause each of its Restricted Subsidiaries to, except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (a) comply with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any failure to comply with applicable law or the terms of any Employee Benefit Plan to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in a civil penalty excise tax, fiduciary liability or correction obligation for violating ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under the IRC (including Section 4980B of the IRC), and (f) furnish to Agent within a reasonable period of time after Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party could reasonably expect to incur any liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.15 Location of Inventory and Rolling Stock; Chief Executive Office. Parent will, and will cause each of the Loan Parties to, keep (a) their Inventory and Rolling Stock only at, or in the possession of, (i) a location identified on Schedule 5.15 to this Agreement (provided that Borrowers may amend Schedule 5.15 to this Agreement so long as such amendment occurs by written notice to Agent not less than ten days (or such shorter period of time as Agent may agree in its Permitted Discretion) prior to the date on which such Inventory or Rolling Stock is moved to such new location and so long as Agent has consented to such amendment and such new location is within a state of the United States or the District of Columbia or Puerto Rico or Canada or any province or territory thereof), (ii) in the cases of Equipment Inventory or Rolling Stock, in the possession of a repairman or mechanic in the ordinary course of business, (iii) in the case of Rolling Stock, in the possession of an employee who is using such Rolling Stock in the ordinary course of business, (iv) in the case of Equipment Inventory, in the possession of a lessee in the ordinary course of business, or (v) in transit to or from any of the foregoing Persons or locations (provided, however, that (A) Parent shall provide to Agent from time to time upon Agent’s reasonable request a reasonably detailed listing of (1) all Equipment Inventory on lease to third parties, (2) all Equipment Inventory and Rolling Stock in the possession of any bailee, warehouseman, or similar party, and (3) all Equipment Inventory and Rolling Stock in the possession of any repairman or mechanic (but only if, in Parent’s good faith determination, such Equipment Inventory or Rolling Stock is likely to be located with such repairman or mechanic for more than 15 days), including, in each case, the name of the bailee, warehouseman, similar party, repairman or mechanic, employee, or lessee, as applicable, the nature of such Person’s possession of such Equipment Inventory or Rolling Stock, the address or location of each such Person and the address or location at which such Equipment Inventory or Rolling Stock is located, and a description of such Equipment Inventory or Rolling Stock), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement (or another location in a state of the United States or the District of Columbia as to which such Person has given Agent not less than 10 Business Days prior written notice (or such shorter period of time agreed to by Agent in its Permitted Discretion)). Parent will, and will cause each of the other Loan Parties to, use their commercially reasonable efforts to obtain Collateral Access Agreements for (x) each of the locations where the Loan Parties’ books and records are located and (y) each location identified on Schedule 7 to the Guaranty and Security Agreement or Schedule 5.15 to this Agreement at which the value of Borrowing Base Assets at such location is greater than $1,000,000, and each bailee, warehouseman, or similar party which is in possession of Borrowing Base Assets having an aggregate value of greater than $1,000,000.

5.16 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.17 Floor Plan and Off Balance Sheet Equipment Inventory. Parent shall, and shall cause each of its Restricted Subsidiaries to, use their commercially reasonable efforts to obtain Vendor Intercreditor Agreements with respect to all Floor Plan Equipment Inventory and Off Balance Sheet Equipment Inventory (including, without limitation, exercising commercially reasonable efforts to obtain Vendor Intercreditor Agreements from any Person to which any Lien on such Equipment Inventory was assigned and any Person to which ownership of any Off Balance Sheet Equipment Inventory was assigned); provided, however, that nothing in this Section 5.17 shall in any way limit or restrict Agent’s right to implement Reserves with respect to, or make ineligible, Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory or any Accounts arising from the lease of any such Equipment Inventory, in each case to the extent Agent is otherwise permitted under this Agreement.

5.18 Designation of Subsidiaries. Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary so long as (a) the Payment Conditions shall have been satisfied with respect to such designation (treating such designation as an Investment as provided below); (b) such Restricted Subsidiary is not a guarantor of any Indebtedness of Parent or any of its Restricted Subsidiaries (other than the Obligations); (c) such Restricted Subsidiary is not a Borrower; and (d) none of the assets of such Restricted Subsidiary are, immediately before such designation, included in the calculation of the Borrowing Base. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Sixth Restatement Effective Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of such Loan Party’s direct or indirect Investment in such Restricted Subsidiary and such Investment must constitute a Permitted Investment. Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness, and Liens of such Subsidiary existing at such time and each of the same must be permitted under the terms of this Agreement.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1 Indebtedness. Parent shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Parent shall not, nor shall it permit any Restricted Subsidiary to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes. Parent shall not, nor shall it permit any Restricted Subsidiary to:

(a) Except to the extent necessary to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for any of the same (i) between any of Parent and its Restricted Subsidiaries, on the one hand, and any other Restricted Subsidiary, on the other hand; provided, that if such merger, consolidation, reorganization or recapitalization involves (A) a Borrower, then a Borrower must be the surviving entity of such transaction, (B) Parent, then Parent must be the surviving entity of such transaction, (C) a Domestic Subsidiary, then a Domestic Subsidiary must be the surviving entity of such transaction and (D) a Restricted Subsidiary which is not an Excluded Subsidiary, an Excluded Subsidiary may not be the surviving entity of such transaction, (ii) involving any Restricted Subsidiary (other than a Loan Party) in order to effect a Permitted Investment (provided that the continuing or surviving Person shall be a Restricted Subsidiary) and (iii) involving any Restricted Subsidiary (other than a Loan Party) to effect a Permitted Disposition.

(b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Restricted Subsidiaries of any Loan Party with nominal assets and nominal liabilities and Immaterial Subsidiaries, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Restricted Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Restricted Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, (iii) the liquidation or dissolution of a Restricted Subsidiary of any Loan Party that is not a Loan Party (other than any such Restricted Subsidiary, the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Restricted Subsidiary are transferred to a Restricted Subsidiary of a Loan Party that is not liquidating or dissolving, or (iv) the liquidation or dissolution of any Restricted Subsidiary (other than a Loan Party) to effect a Permitted Disposition,

(c) suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4, or

(d) change its classification/status for U.S. federal income tax purposes.

6.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Parent shall not, nor shall it permit any Restricted Subsidiary to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets.

6.5 Nature of Business. Parent shall not, nor shall it permit any Restricted Subsidiary to, make any change in the nature of its or their business as conducted on the Sixth Restatement Effective Date; provided, that the foregoing shall not prevent any Loan Party or its Restricted Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business or a reasonable extension thereof.

6.6 Prepayments and Amendments. Parent shall not, nor shall it permit any Restricted Subsidiary to:

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Restricted Subsidiaries, other than (a) the Obligations in accordance with this Agreement, (b) Hedge Obligations, (c) Permitted Intercompany Advances, or (d) any other Indebtedness so long as the Payment Conditions are satisfied, or

(ii) make any payment (whether principal, interest, or otherwise) on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) any agreement, instrument, document, indenture, or other writing evidencing Indebtedness that is subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder in any manner not permitted by any intercreditor or subordination provisions applicable to such Indebtedness or, with respect to any such Indebtedness that is not expressly subject to intercreditor or subordination provisions, in any manner that is materially adverse to the interests of the Lenders (in their capacities as such), or

(ii) the Governing Documents of any Loan Party or any of its Restricted Subsidiaries in a manner that is materially adverse to the interests of the Lenders (in their capacities as such).

6.7 Restricted Payments. Parent shall not, nor shall it permit any Restricted Subsidiary to, make any Restricted Payment; provided, that so long as it is not expressly prohibited by law,

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent and its Restricted Subsidiaries may make distributions to their respective former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent or such Restricted Subsidiaries held by such Persons,

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent and its Restricted Subsidiaries may make distributions to their respective former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent or such Restricted Subsidiaries on account of repurchases of the Equity Interests of Parent or such Restricted Subsidiaries held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent or such Restricted Subsidiaries,

(c) Restricted Subsidiaries may make dividends and distributions to Parent or another Restricted Subsidiary,

(d) Parent may make Restricted Payments in the form of cash dividends, stock redemptions, and stock repurchases, in each case, in respect of its common Equity Interests, so long as (i) the aggregate amount of such Restricted Payments does not exceed in any fiscal year, $100,000,000, (ii) no Default or Event of Default exists at the time such Restricted Payment is made or would result therefrom,

(e) So long as no Change of Control occurs as a result thereof, Parent and any Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person,

(f) (i) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent the value of such Equity Interests represents all or a portion of the purchase price of such options or warrants and (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any of its Restricted Subsidiaries, and

(g) other Restricted Payments so long as the Payment Conditions are satisfied.

6.8 Accounting Methods. Parent shall not, nor shall it permit any Restricted Subsidiary to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9 Investments. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or acquire any Investment except for Permitted Investments.

6.10 Transactions with Affiliates. Parent shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate (including any Unrestricted Subsidiary and its Affiliates) of any Loan Party or any of its Restricted Subsidiaries except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Restricted Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Restricted Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Restricted Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Restricted Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b) any indemnity provided for the benefit of directors (or comparable managers), employees, officers and consultants of a Loan Party or one of its Restricted Subsidiaries so long as it has been approved by such Loan Party’s or such Restricted Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(c) the payment of compensation, (including bonuses and commissions), severance, separation, service or employee benefit arrangements to employees, officers, consultants and outside directors of a Loan Party or one of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice so long as it has been approved by such Loan Party’s or such Restricted Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law,

(d) (i) transactions solely among the Loan Parties, (ii) transactions solely among Excluded Subsidiaries which are both Restricted Subsidiaries and Domestic Subsidiaries, and (iii) transactions solely among Foreign Subsidiaries which are Restricted Subsidiaries,

(e) transactions permitted by Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.7, or Section 6.9, in each case, constituting a transaction with an Affiliate,

(f) the performance of Parent’s or any Restricted Subsidiaries’ obligations under any collective bargaining agreement, employee benefit plan, related trust agreement, deferred compensation plan, equity option or equity incentive plan or any other employment or compensatory arrangement,

(g) those pursuant to any agreement or other arrangement in existence on the Sixth Restatement Effective Date and set forth on Schedule 6.10, and

(h) agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, among the Loan Parties and their Restricted Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Restricted Subsidiaries to any Loan Party.

6.11 Use of Proceeds. Parent shall not, nor shall it permit any Restricted Subsidiary to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Sixth Restatement Effective Date, to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the other transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including, without limitation, for general corporate purposes and any other purpose not prohibited by this Agreement; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.12 Limitation on Issuance of Equity Interests. Parent shall not, nor shall it permit any Restricted Subsidiary to, issue or sell any of its Equity Interests, other than (a) the sale or issuance of Qualified Equity Interests by Parent, (b) the sale of any Equity Interests of any Restricted Subsidiary which is a Domestic Subsidiary to Parent or any other Domestic Subsidiary which is not an Excluded Subsidiary or to Parent, and (c) the sale of any Equity Interests of any Restricted Subsidiary which is a Foreign Subsidiary to Parent or any other Restricted Subsidiary which is not an Excluded Subsidiary.

6.13 [Reserved].

6.14 [Reserved].

6.15 Immaterial Subsidiaries. Parent will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity, in each case, other than maintenance of its existence (or its liquidation or dissolution, to the extent permitted herein), performance of its obligations hereunder and under the other Loan Documents, and activities incidental to any of the foregoing.

6.16 Employee Benefits. Neither Parent nor any Restricted Subsidiary shall, and they shall not cause or permit any ERISA Affiliate to, cause or permit to occur an event with respect to any Employee Benefit Plan that could result in any liability of any Loan Party or ERISA Affiliate for failure to comply with applicable law or the terms of any Employee Benefit Plan, the imposition of a Lien under Section 412(n) of the IRC or Section 302(f) or 4068 of ERISA or cause or permit to occur a Notification Event to the extent such liability, Lien or such Notification Event would reasonably be expected to have a Material Adverse Effect.

7. FINANCIAL COVENANTS.

Parent covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Parent and its Restricted Subsidiaries will maintain a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each fiscal month occurring on or before the end of any Covenant Testing Period, in each case of at least 1.00 to 1.00.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days (or ten days after Agent has made a demand therefor, in the case of expenses which are reimbursable or indemnified by a Loan Party under this Agreement or any other Loan Document), (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2 Covenants. If any Loan Party or any of its Restricted Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in:

(i) Sections 3.6, 5.1 (but only to the extent relating to the items in clauses (c), (e), (f), (i), (j), and (k) of Schedule 5.1), 5.3 (solely with respect to the maintenance of existence of any Borrower), 5.7 (solely if Parent or any Restricted Subsidiary refuses to allow Agent or its representatives or agents to visit any of Parent’s or its Restricted Subsidiaries’ properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss their respective affairs, finances, and accounts with officers and employees of Parent or any Restricted Subsidiary), 5.10, 5.11, 5.13, 6, or 7 of this Agreement,

(ii) Section 5.1 of this Agreement (but only to the extent relating to the items in clauses (a) and (b) of Schedule 5.1), and such failure continues for two Business Days (as such period may be extended by up to 20 days by Agent);

(iii) Sections 5.1 (but only to the extent relating to the items in clauses (g), (h), and (l) of Schedule 5.1) and 5.6 of this Agreement or Section 7(k) of the Guaranty and Security Agreement, and such failure continues for five Business Days (as such period may be extended by up to 20 days by Agent);

(iv) Section 5.2 (but only to the extent relating to the item in clause (a) of Schedule 5.2), and such failure continues for two Business Days (as such period may be extended by up to 20 days by Agent);

(v) Section 5.2 (but only to the extent relating to the items in clauses (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (m), (o), (p), (q), (r), (t), (y), and (z) of Schedule 5.2), and such failure continues for five Business Days (as such period may be extended by up to 20 days by Agent);

(vi) [reserved]; or

(vii) this Agreement or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days or more;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $10,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Restricted Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Restricted Subsidiaries;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Restricted Subsidiaries and any of the following events occur: (a) such Loan Party or such Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Restricted Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If (a) there is a default in one or more agreements to which Parent or any of its Restricted Subsidiaries is a party with one or more third Persons relative to Parent’s or any of its Restricted Subsidiaries’ Indebtedness involving an aggregate principal amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of Parent’s or such Restricted Subsidiary’s obligations thereunder or (b) there is a default under any operating lease or “true” lease under which Parent or any of its Restricted Subsidiaries is lessee and the aggregate cost of the property leased thereunder exceeds $10,000,000, and such default results in a right of a third Person to, irrespective of whether exercised, cause rent in excess of $5,000,000 to become due before its stated due date;

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; provided, however that it shall not constitute an Event of Default under this Section 8.7 if the calculation of the Borrowing Base in any Borrowing Base Certificate is incorrect or inaccurate, or any Loan Party shall have made a misrepresentation under Sections 4.22, 4.23, or 4.24 so long as in each case, each (a) such inaccuracy, miscalculation or misrepresentation was inadvertent and unintentional and (b) the Borrowing Base (as reported in such Borrowing Base Certificate, because of such misrepresentations or otherwise) does not exceed the Borrowing Base (as properly calculated as of the date of such Borrowing Base Certificate and as if such misrepresentations had not been made) by more than $75,000,000.

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is (a) limited by operation of law in any material respect, (b) limited by such Guarantor or (c) terminated by operation of law or by such Guarantor (in each case, other than in accordance with the terms of this Agreement or the Guaranty and Security Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9 Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, Permitted Liens arising by operation of law, permitted purchase money Liens, the interests of lessors under Capital Leases, or the interests of lessees under leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $10,000,000;

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by Parent or any of its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over Parent or any of its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Parent or any of its Restricted Subsidiaries shall deny that Parent or any such Restricted Subsidiaries have any liability or obligation purported to be created under any Loan Document;

8.11 Change of Control. A Change of Control shall occur, whether directly or indirectly; or

8.12 ERISA. The occurrence of any of the following events: (a) Parent or any Restricted Subsidiary or any ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party, Restricted Subsidiary, or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability to Parent or to any Restricted Subsidiary in excess of $10,000,000, (b) a Notification Event, which could reasonably be expected to result in liability to Parent or to any Restricted Subsidiary in excess of $10,000,000, either individually or in the aggregate, or (c) any Loan Party or Restricted Subsidiary, or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $10,000,000 that is payable during any 12-month period, or fails to make any Withdrawal Liability payment in excess of $10,000,000 when due.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Restricted Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; Etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought) (which in the case of legal fees shall be limited to the attorneys’ fees of one outside counsel to all Indemnified Persons taken as a whole and one local counsel to all Indemnified Persons taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) (and, solely in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict of interest has informed Parent in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of Indemnified Persons similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel)), at any time asserted against, imposed upon, or incurred by any of them

(a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Restricted Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent, on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Restricted Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Restricted Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith, or willful misconduct of, or a material breach of its obligations under any Loan Document by, such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Parent H&E Equipment Services, Inc.
7500 Pecue Lane
Baton Rouge, Louisiana
Attn: Leslie S. Magee
Fax No. (225) 298-5382

with copies to:	Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attn: Scott M. Zimmerman, Esq.
Fax No.: (212) 698-3599

If to Agent:	Wells Fargo Bank, National Association
1100 Abernathy Road Suite 1600 Atlanta, GA 30328
Attn: Loan Portfolio Manager

with copies to:	Greenberg Traurig, LLP
3333 Piedmont Road NE Suite 2500
Atlanta, GA 30305
Attn: Bethani Oppenheimer, Esq.
Fax No.: (678) 553-2451

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO PARTY HERETO WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR; PROVIDED, THAT NOTHING CONTAINED IN THIS SENTENCE SHALL LIMIT THE LOAN PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.3 TO THE EXTENT SUCH SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARE

INCLUDED IN ANY THIRD-PARTY CLAIM IN CONNECTION WITH WHICH ANY INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION HEREUNDER.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (a) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (b) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (c) APPOINTMENT OF A RECEIVER, AND (d) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (a) - (d) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S

FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A) Administrative Borrower; provided, that no consent of Administrative Borrower shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(B) Agent, Swing Lender, and each Issuing Bank; provided that no consent shall be required under this clause (B) for any assignment to a Lender, an Affiliate of a Lender, or a Related Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (i) to a Disqualified Institution or (ii) to a natural person,

(B) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (i) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (ii) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (a) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (b) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (c) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (d) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (e) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person or a Disqualified Institution, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Restricted Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the penultimate sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any regularly scheduled or periodic fees or other amounts payable hereunder or under any other Loan Document (except (A) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), (B) as expressly set forth in Section 14.1(g), and (C) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders or by Supermajority Lenders,

(v) result in any or all of the Obligations being secured by any interest in real property (with it being acknowledged that the granting of any Lien on real property to secure any or all of the Obligations shall directly affect each Lender),

(vi) amend, modify, or eliminate Section 15.11,

(vii) (A) other than as permitted by Section 15.11, release or contractually subordinate Agent’s Lien in and to any of the Collateral or (B) subordinate payment of any of the Obligations except as expressly provided for in the Loan Documents, as in effect on the date hereof,

(viii) amend, modify, or eliminate the definitions of “Required Lenders,” “Supermajority Lenders” or “Pro Rata Share”,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(x) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(f), or

(xi) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties, or Affiliates of a Loan Party;

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Equipment Inventory, Eligible Parts and Tools Inventory, and Eligible Rolling Stock) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definitions of “Maximum Revolver Amount,” “Excess Availability,” or “Availability”;

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to any Issuing Bank, or any other rights or duties of any Issuing Bank under this Agreement or the other Loan Documents, without the written consent of such Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders;

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.12(d)(iii) hereof and (iv) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g);

(g) [Reserved].

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, any Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). If Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligation of any Loan Party to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release or subordinate any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, (v) in connection with a credit bid or purchase authorized under this Section 15.11, or (vi) in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary if such designation is permitted under Section 5.18. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (a) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (b) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement,

each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of the Loan Parties’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of any other member of the Lender Group, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents. Each of the Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents, in such capacities, shall not have or be deemed to have any fiduciary relationship with any member of the Lender Group or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents, in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, and Co-Syndication Agents, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16. WITHHOLDING TAXES.

16.1 Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent’s demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (a) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (i) a “bank” as described in Section 881(c)(3)(A) of the IRC, (ii) a 10% shareholder of any of the Borrowers (within the meaning of Section 871(h)(3)(B) of the IRC), or (iii) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (b) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto, provided that such Participant shall not be entitled to receive any greater amount than the participating Lender would be entitled in the absence of such participation.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3 Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5 Designation of a Different Lending Office. If any Lender requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Section 16, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 16 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, release, increase, or decrease Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such Reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.

In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship. The relationship between the Lender Group and its members on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers.

(a) If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns, in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (a) Agent’s Liens shall have been released or terminated, or (b) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

(b) [Reserved].

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any actual or proposed assignment, participation or pledge of any Lender’s interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c) Each Loan Party agrees that Agent may make available to members of the Lender Group materials and information provided by or on behalf of Parent and its Subsidiaries in connection with this Agreement or the other Loan Documents or any Bank Product Agreements or the transactions contemplated hereby or thereby or in connection with any Bank Product Obligations (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11 Patriot Act; Certain Additional Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury (which in the case of legal fees shall be limited to the attorneys’ fees of one outside counsel to all members of the Lender Group taken as a whole and one local counsel to all members of the Lender Group taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) (and, solely in the case of an actual or perceived conflict of interest where the indemnitee affected by such conflict of interest has informed Parent in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of Lender Group members similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel)), made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, bad faith, or willful misconduct of, or a material breach of its obligations under any Loan Document by, such Agent-Related Person or Lender-Related Person, as the case may be, or any disputes solely between or among Agent-Related Persons and/or Lender-Related Persons that do not involve any acts or omissions of any Loan Party, other than claims against Wells Fargo or any of its Affiliates or any of their respective Agent-Related Persons or Lender-Related Persons, as applicable.

17.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

17.15 Amendment and Restatement; Matters Pertaining to Converting Borrowers.

(a) This Agreement constitutes an amendment and restatement of the Existing Credit Agreement effective from and after the Sixth Restatement Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to Agent, Swing Lender, any Issuing Bank, any Lender, or any other Person under the Existing Credit Agreement based on any facts or events occurring or existing before the execution and delivery of this Agreement. On the Sixth Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended and supplemented by the facilities described herein, and all loans, Letters of Credit, and other obligations of any Loan Party outstanding as of such date under the Existing Credit Agreement shall be deemed to be loans, Letters of Credit, and obligations outstanding under the corresponding facilities described herein, without further action by any Person. Unless otherwise provided in any other Loan Document, any fees and interest accrued under the Existing Credit Agreement shall accrue up to (but not including) the Sixth Restatement Effective Date at the rates and in the manner provided in the Existing Credit Agreement but shall be due and payable at the times and in the manner provided under this Agreement. All costs and expenses which were due and owing under the Existing Credit Agreement shall continue to be due and owing under, and shall be due and payable in accordance with, this Agreement. On and after the Sixth Restatement Effective Date, each and every reference in the Loan Documents to the “Credit Agreement,” and to the capitalized terms as defined in the “Credit Agreement” (including, without limitation, the terms “Loans” and “Obligations”) shall be deemed to refer to and mean this Agreement, and such capitalized terms as defined and used in this Agreement. Each Loan Party party hereto further confirms and agrees that all such Loan Documents are and shall remain in full force and effect on and after the Sixth Restatement Effective Date, except as otherwise expressly provided herein or therein or except to the extent the same are amended, restated, supplemented or otherwise modified on the Sixth Restatement Effective Date. The amount of each Lender’s Revolver Commitment, as of the Sixth Restatement Effective Date, shall be as set forth on Schedule C-1, and Agent and each Lender shall cooperate in good faith to make all payments and fundings which Agent and the Lenders must make to reallocate the Revolver Commitments and the Obligations in respect thereof among the Lenders in accordance with their respective Revolver Commitments as set forth on Schedule C-1. On the Sixth Restatement Effective Date, all outstanding loans under the Existing Credit Agreement made by any Person that is a “Lender” under the Existing Credit Agreement who is not a Lender hereunder (each, an “Exiting Lender”) shall be repaid in full and the commitments and other obligations and rights of such Exiting Lender shall be terminated (except that such Exiting Lender shall continue to be entitled to the benefits specified in this Agreement and the other Loan Documents of a Lender which assigned 100% of its interests under the Existing Credit Agreement, with respect to facts and circumstances occurring prior to the Sixth Restatement Effective Date).

(b) As of the Sixth Restatement Effective Date, each Converting Borrower shall automatically cease to have any rights or obligations as a Borrower under this Agreement and the other Loan Documents, but shall continue to constitute a Guarantor and shall be bound by all terms, provisions, and conditions applicable to such Converting Borrower in its capacity as a Guarantor under the Guaranty and Security Agreement and the other Loan Documents.

17.16 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

17.17 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.18 Erroneous Payments.

(a) Each Lender, each Issuing Bank, each other Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Bank or Bank Product Provider) or any other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or Bank Product Provider (each such recipient, a “Payment Recipient”) that Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the

“Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.18 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 17.18 shall survive the resignation or replacement of Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 17.18 to the contrary notwithstanding, (i) nothing in this Section 17.18 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Continued on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT (AND AS A BORROWER): H&E EQUIPMENT SERVICES, INC.

By:	/s/ Leslie S. Magee

Name:	Leslie S. Magee

Title:	Secretary and Chief Financial Officer

[HEES—CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent, as an Issuing Bank, and as a Lender

By:	/s/ Brandi Pertucci

Name:	Brandi Petrucci

Title:	Director

[HEES—CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Joint Lead

Arranger, as a Joint Book Runner, as a Co-Syndication Agent,

and as a Lender

By:	/s/ Andrew Rossman

Name:	Andrew Rossman

Title:	Executive Director

[HEES—CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alexandra Mills

Name:	Alexandra Mills
Title:	Vice President

[HEES—CREDIT AGREEMENT]

CAPITAL ONE NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kevin Walder

Name:	Kevin Walder

Title:	Duly Authorized Signatory

[HEES—CREDIT AGREEMENT]

NYCB SPECIALTY FINANCE COMPANY, LLC, as a Lender

By:	/s/ Willard D. Dickerson, Jr.

Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

[HEES—CREDIT AGREEMENT]

TD Bank, N.A., as a Lender

By:	/s/ Virginia Pulverenti

Name:	Virginia Pulverenti

Title:	Vice President

[HEES—CREDIT AGREEMENT]

Schedule 3.1

(a) the Agent shall have received reasonably satisfactory evidence that the Agent (on behalf of the Lender Group) shall have a valid and perfected first priority (subject to the exceptions set forth in this Agreement) Lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged Equity Interests, with accompanying executed stock powers, and all UCC financing statements to be filed in the applicable government UCC filing offices), and all filings, recordations and customary lien searches (the results of which shall demonstrate that, after giving effect to this Agreement and the transactions contemplated herein on the Sixth Restatement Effective Date, no Liens exist with respect to any Collateral, other than Permitted Liens) necessary or desirable in connection with the security interests in and Liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (or will be paid in connection with the consummation of the transactions contemplated to occur on the Sixth Restatement Effective Date));

(b) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) a completed Borrowing Base Certificate,

(ii) this Agreement,

(iii) the Guaranty and Security Agreement,

(iv) the Intercompany Subordination Agreement,

(v) the Fee Letter, and

(vi) a completed Perfection Certificate for each of the Loan Parties,

(c) Agent shall have received a certificate from the chief financial officer of Parent substantially in the form of Exhibit S-1 attached hereto, certifying that on the Sixth Restatement Effective Date and immediately after giving effect to the transactions contemplated herein and the making of all Loans to be made on the Sixth Restatement Effective Date, Parent and its Restricted Subsidiaries (on a consolidated basis) are Solvent;

(d) Agent shall have received a certificate from an Authorized Officer of each Loan Party (i) certifying as to the resolutions of such Loan Party’s board of directors (or comparable governing body) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, and authorizing specific officers of such Loan Party to execute the same, and (ii) certifying as to the incumbency and signatures of the officers of such Loan Party executing the Loan Documents;

(e) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Sixth Restatement Effective Date, which Governing Documents shall be (i) certified by an Authorized Officer of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Sixth Restatement Effective Date) by the appropriate governmental official;

(f) Agent shall have received a certificate of good standing (or equivalent thereof) with respect to each Loan Party (to the extent such concept exists in the relevant jurisdiction), dated as of a recent date, such certificate to be issued by the appropriate authority of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(g) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, the form and substance of which shall be reasonably satisfactory to Agent;

(h) Agent shall have received an opinion of the Loan Parties’ counsel, including, without limitation opinions of local counsel as may be reasonably requested by the Agent, in each case, in form and substance reasonably satisfactory to Agent;

(i) Availability, after giving effect to the extensions of credit on the Sixth Restatement Effective Date under this Agreement and the payment of all fees and expenses required to be paid by Borrowers on the Sixth Restatement Effective Date under this Agreement or the other Loan Documents, shall equal or exceed $250,000,000;

(j) Agent and the Lenders shall have received, at least five Business Days before the Sixth Restatement Effective Date, all documentation and other information required to complete (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals, the results of which shall be satisfactory to Agent and the Lenders, and (iii) all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, to the extent requested in writing at least ten Business Days before the Sixth Restatement Effective Date;

(k) Borrowers shall have paid the fees set forth in the Fee Letter to be paid on the Sixth Restatement Effective Date and all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents (subject, in the case of Lender Group Expenses, to receipt by Parent of an invoice therefor), which such fees and expenses may, if applicable, be netted from proceeds of any Loans to be funded on the Sixth Restatement Effective Date;

(l) Parent and each of its Restricted Subsidiaries shall have received all governmental and third party approvals necessary or, in the reasonable opinion of Agent, advisable in connection with this Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Credit Agreement or the transactions contemplated by the Loan Documents;

(m) [reserved];

(n) Agent shall have received Projections for the Loan Parties and their Subsidiaries, prepared on an annual basis for the term of this Agreement;

(o) the Sixth Restatement Effective Date shall have occurred on or before February 2, 2023; and

(p) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

Schedule 5.1

Deliver to Agent (and if so requested by Agent in writing, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Agent in its Permitted Discretion:

as soon as available, but in any event within 30 days after the end of each of Parent’s fiscal months

(a) an unaudited consolidated balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Restricted Subsidiaries’ operations during such period and compared to the corresponding period in the prior year and to the annual operating plan for such fiscal year, and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA of Parent and its Restricted Subsidiaries, and Fixed Charge Coverage Ratio (even if no Covenant Testing Period then exists)

as soon as available, but in any event within 45 days after the end of each of Parent’s fiscal quarters

(c) an unaudited consolidated (and consolidating, if applicable) balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Restricted Subsidiaries’ operations during such period and compared to the corresponding period in the prior year and to the annual operating plan for such fiscal year, together with a corresponding discussion and analysis of results from management, (it being understood and agreed that the delivery of Parent’s Form 10-Q (as filed with the SEC) shall satisfy the requirements set forth in this clause) and

(d) [reserved].

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(e) consolidated (and consolidating, if applicable) financial statements of Parent and its Restricted Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) “going concern” or like qualification or exception, or (ii) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (provided that it shall not be a violation of the foregoing if the certification for the fiscal year ending immediately prior to the Maturity Date is subject to a “going concern” or other qualification solely as a result of such impending Maturity Date occurring within one year after the date on which the report is delivered) (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management) (it being understood and agreed that the delivery of Parent’s Form 10-K (as filed with the SEC) shall satisfy the requirements set forth in this clause with respect to the audited consolidated and consolidating financial statements) and

(f) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA of Parent and its Restricted Subsidiaries and Fixed Charge Coverage Ratio (even if no covenant Testing Period then exists).

as soon as available, but in any event within 60 days after the start of each of Parent’s fiscal years,

(g) copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for such fiscal year and the forthcoming two years, year-by-year, and for such fiscal year, month-by-month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Restricted Subsidiaries during the period covered thereby.

Promptly after the sending or filing thereof by Parent (provided, that such materials filed with the SEC shall be deemed delivered when posted to the SEC website),

(h) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(i) any other public filings made by Parent with the SEC, and

(j) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within five Business Days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action, if any, that Loan Parties propose to take with respect thereto.
promptly after the commencement thereof, but in any event within five Business Days after the service of process with respect thereto on Parent or any of its Restricted Subsidiaries,

(l) notice of all actions, suits, or proceedings brought by or against Parent or any of its Restricted Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the written request of Agent,	(m) any other information reasonably requested relating to the financial condition of Parent or its Restricted Subsidiaries.

Schedule 5.2

Provide Agent (and if so requested by Agent in writing, with copies for each Lender) with each of the documents set forth below at the following times in form reasonably satisfactory to Agent in its Permitted Discretion:

If (x) no Increased Reporting Period is in effect, monthly (no later than the 20th day of each month), or (y) an Increased Reporting Period is in effect, weekly (no later than Wednesday of each week, commencing with the first such day to occur during any Increased Reporting Period), the following reports, each of which shall be prepared as of the last day of the preceding month or week, as applicable

(a) an executed Borrowing Base Certificate,

(b) a detailed aging, by total, of each Loan Party’s Accounts and to the extent there are any reconciling items, a reconciliation and supporting documentation for any reconciling items noted,

(c) a monthly Account roll-forward tied to the beginning and ending account receivable balances of Loan Parties’ general ledger,

(d) a detailed calculation of those Accounts that are not eligible for the Borrowing Base,

(e) notice of all material claims, offsets, or disputes asserted by Account Debtors with respect to each Loan Party’s Accounts,

(f) Inventory system/perpetual reports specifying the cost and the wholesale market value of each Loan Party’s Inventory, by category (including Parts and Tools Inventory and Equipment Inventory), with additional detail showing additions to and deletions therefrom, and to the extent there are any reconciling items, a reconciliation to Loan Parties’ general ledger,

(g) a detailed calculation of Inventory, by category (including Parts and Tools Inventory and Equipment Inventory) that is not eligible for the Borrowing Base,

(h) a detailed calculation of Rolling Stock that is not eligible for the Borrowing Base,

(i) a detailed listing of all Equipment Inventory which constitutes Floor Plan Equipment Inventory and Off Balance Sheet Equipment Inventory and whether a Vendor Intercreditor Agreement has been obtained with respect to each such item of Equipment Inventory, and

(j) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks,

Promptly (and, if applicable, in any event, no later than the 30th day of each month) to the extent there are any such reconciling items

(k) a reconciliation of Accounts, accounts payable, Equipment Inventory, and/or Parts and Tools Inventory, as applicable, of Loan Parties’ general ledger to its monthly financial statements, including any book reserves related to each category,

Annually (no later than 90 days after the end of each fiscal year),

(l) [reserved],

(m) a reasonably detailed report regarding each Loan Party’s Rolling Stock, specifying the Net Book Value thereof,

(n) a report regarding each Loan Party’s and its Restricted Subsidiaries’ accrued, but unpaid ad valorem taxes,

Promptly but in any event within 2 days after any Loan Party acquires any Margin Stock,

(o) notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board,

Upon written request by Agent

(p) a detailed list of each Loan Party’s and its Restricted Subsidiaries’ customers, with address and contact information,

(q) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party or its Restricted Subsidiaries,

(r) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of $50,000 in each instance,

(s) such other reports as to the Collateral of any Loan Party, as Agent may reasonably request,

If applicable, promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC	(t) copies of each annual and other report with respect to each Pension Plan or any trust created thereunder,

Promptly upon becoming aware of the occurrence of any Notification Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the IRC in connection with any Pension Plan or any trust created thereunder, in any case, that would result in a material

(u) a written notice signed by a chief financial officer of each Loan Party, specifying the amount and nature thereof, what action the Loan Parties propose to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, liability to any Loan Party or any Restricted Subsidiary
Promptly upon receipt thereof

(v) copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Pension Plan,

(w) a copy of each estimate of Withdrawal Liability received by any Loan Party or ERISA Affiliate from a Multiemployer Plan,

If applicable, no later than March 15 of each year during the term of this Agreement	(x) proof that each Loan Party submitted a request for a Withdrawal Liability estimate to each Multiemployer Plan no later than February 15 of each year during the term of this Agreement,
Promptly (but in any event within 15 days after entering into any such arrangements or Refinancing Indebtedness or obtaining knowledge of any such assignment, as applicable)

(y) written notice of the entering into of any purchase money financing or leasing arrangements by Parent or any of its Restricted Subsidiaries with respect to the purchase, financing, or leasing of any Equipment Inventory (or any Refinancing Indebtedness in respect of any such financing or leasing arrangements), and

(z) written notice of the assignment by any holder of any Lien on any Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory or the assignment by the owner of any Off Balance Sheet Equipment Inventory,

From time to time upon Agent’s reasonable request in writing

(aa) information regarding Unrestricted Subsidiaries in form and substance reasonably satisfactory to Agent to the extent Agent reasonably requires such information to eliminate the financial performance and accounts of Unrestricted Subsidiaries, and

(bb) such other (i) reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of such Borrower or any other Loan Party and (ii) information concerning the financial condition, business, and properties of Parent and its Restricted Subsidiaries,

From time to time upon Agent’s or any Lender’s reasonable request in writing

(cc) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, and

(dd) all documentation and other information regarding each Loan Party as may be required to comply with applicable “know your customer”, Anti-Money Laundering Laws, and Anti-Corruption Laws (including the Patriot Act and the Beneficial Ownership Regulation).

SCHEDULE C-1

COMMITMENTS

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$215,000,000.00
Bank of America, N.A.	$185,000,000.00
JPMorgan Chase Bank, N.A.	$150,000,000.00
Capital One National Association	$75,000,000.00
NYCB Specialty Finance Company, LLC	$75,000,000.00
TD Bank, N.A.	$50,000,000.00
Total	=SUM(ABOVE) $750,000,000.00